                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-115963
PROSPECTUS

                                   $70,000,000

                              WILLBROS GROUP, INC.
                   2.75% CONVERTIBLE SENIOR NOTES DUE 2024 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

      The securities offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. See "Selling Securityholders" beginning on page 19.

      We will pay cash interest on the notes at an annual rate of 2.75% of the principal amount, from the date of issue to March 15, 2024, payable on March 15 and September 15 of each year, beginning on September 15, 2004. The notes will mature on March 15, 2024.

      During certain periods, the notes are convertible by holders into shares of our common stock initially at a conversion rate of 51.3611 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $19.47 per share of common stock (subject to adjustment in certain events), under the following circumstances:

      - if the price of our common stock issuable upon conversion reaches specified thresholds;

      -     if we call the notes for redemption; or

      -     upon the occurrence of specified corporate transactions,

in each case as described in this prospectus.

      Upon conversion of the notes, in lieu of delivering common stock we may, in our discretion, deliver cash or a combination of cash and common stock.

      The notes are general senior unsecured obligations, ranking on a parity in right of payment with all our existing and future senior indebtedness, and senior in right of payment to all our future subordinated indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such secured indebtedness, and all indebtedness and other liabilities of our subsidiaries.

      We may redeem all or a portion of the notes on or after March 15, 2011, at 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any. We may also redeem all, but not fewer than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest (including additional interest and additional amounts), if any, in the event of certain changes affecting tax laws.

      Holders may require us to purchase all or part of the notes at a purchase price of 100% of the principal amount per note plus accrued and unpaid interest, if any, on March 15, 2011, March 15, 2014 and March 15, 2019 and upon the occurrence of a fundamental change as described in this prospectus. On March 15, 2011 and upon the occurrence of a fundamental change, we must pay the purchase price in cash. On March 15, 2014 and March 15, 2019, we may pay the purchase price in cash, in shares of our common stock, or in any combination of cash and common stock.

      Our common stock is listed on the New York Stock Exchange under the symbol "WG." On August 26, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $13.78 per share.

      There is no established trading market for the notes. The selling securityholders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling securityholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling securityholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus.

      THIS INVESTMENT INVOLVES SIGNIFICANT RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING AT PAGE 8.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 3, 2004.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT.

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
Prospectus Summary..............................................................      3
Risk Factors....................................................................      8
Ratio of Earnings to Fixed Charges..............................................     17
No Proceeds.....................................................................     17
Price Range of Common Stock and Dividend Policy.................................     18
Selling Securityholders.........................................................     19
Description of Notes............................................................     22
Description of Capital Stock....................................................     48
Description of Credit Facility..................................................     52
Material U.S. Federal and Panamanian Income Tax Consequences....................     53
Material ERISA Considerations...................................................     59
Plan of Distribution............................................................     61
Special Note Regarding Forward-Looking Statements and Other Factors.............     63
Where You Can Find More Information.............................................     64
Incorporation of Certain Documents by Reference.................................     64
Legal Matters...................................................................     66
Experts.........................................................................     66
Enforceability of Civil Liabilities Under the Federal Securities Laws...........     66

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

      In this prospectus, unless otherwise specified, "Willbros," the "Company," "we," "us" and "our" refer to Willbros Group, Inc., its consolidated subsidiaries and their predecessors; and "you" or "your" refers to prospective investors or holders of the notes, as the case may be.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus about our company. Because it is a summary, it does not contain all of the information that you should consider before buying the notes offered hereby. You should read the entire prospectus, including the Risk Factors section beginning on page 8, and the financial data and related notes included in this prospectus and incorporated by reference herein, before deciding to invest in the notes.

                                    WILLBROS

      We are a leading independent international contractor serving the oil, gas and power industries. We provide construction and engineering services to industry and governmental entities worldwide, specializing in pipelines and associated facilities for onshore, coastal and offshore locations. We also are actively involved in facilities development, ownership and operations as an extension of our construction and engineering services. We place particular emphasis on projects in countries where we believe our experience gives us a competitive advantage, including several developing countries. Our construction services include the building and replacement of major pipelines and gathering systems, flow, pump and gas compressor stations, gas processing facilities, oil and gas production facilities and related infrastructure and specialty services. Our engineering services include feasibility studies, conceptual and detailed design services, field services, material procurement and overall project management. Our asset development and operations (also referred to as facility operations) include assets developed under "Build, Own and Operate" contracts, such as the fueling facilities operated for the Defense Energy Supply Corporation, an agency of the U.S. government, a gas processing plant, owned by us, in the Opal, Wyoming area, and a water injection facility in Venezuela.

      We are incorporated in the Republic of Panama and maintain our headquarters at the Plaza 2000 Building, 50th Street, 8th Floor, P. O. Box 0816-01098, Panama, Republic of Panama, and our telephone number is (50-7) 213-0947. Administrative services are provided to us by our subsidiary, Willbros USA, Inc., whose administrative headquarters are located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and whose telephone number is (713) 403-8000. Information contained on our website http://www.willbros.com, is not, and you must not consider such information to be, a part of this prospectus.

                                  THE OFFERING

            This prospectus covers the resale of up to $70,000,000 aggregate principal amount of the notes and the 3,595,277 shares of our common stock issuable upon conversion of the notes plus an indeterminate number of shares of our common stock issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes. We issued and sold a total of $70,000,000 aggregate principal amount of the notes in March and April 2004 in private placements to Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc. (the "initial purchasers"). The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to holders of the notes. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of Notes." For purposes of the description of the notes included in this prospectus, references to "the Company," "us," "we" and "our" refer only to Willbros Group, Inc.

Issuer...............................................    Willbros Group, Inc., a Republic of Panama corporation.

Selling Securityholders..............................    The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus.  See "Selling Securityholders."

Securities Offered...................................    $70.0 million aggregate principal amount of 2.75% Convertible Senior Notes due 2024 and the shares of common stock issuable upon conversion of such notes.

Issue Price..........................................    The notes were issued at an issue price of 100% of their principal amount, which is $1,000 per note, plus accrued interest, if any, from March 12,
                                                         2004.

Maturity Date........................................    March 15, 2024, unless earlier converted, redeemed by us at our option or purchased by us at the option of the holders.

Ranking..............................................    The notes are our general senior unsecured obligations, ranking on a parity in right of payment with all our other existing and future senior indebtedness, and senior in right of payment to all our future subordinated indebtedness. The notes are effectively subordinated to any of our existing and future secured senior indebtedness to the extent of the assets securing such indebtedness, and to the claims of all creditors of our subsidiaries. We have a $150.0 million senior secured credit facility. As of June 30, 2004, we had no loans and $33.8 million in letters of credit outstanding under our credit facility.  In addition, as of June 30, 2004, our subsidiaries had approximately $80.6 million of indebtedness outstanding (excluding intercompany indebtedness and guarantees of our indebtedness), approximately $75.8 million of which constitutes trade debt arising in the ordinary course of business.

Interest.............................................    2.75% per annum interest rate on the principal amount, from March 12,
                                                         2004, payable semi-annually, in arrears, in cash on March 15 and September
                                                         15 of each year, beginning September 15, 2004 to the holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights....................................    The notes may be converted by the holders into shares of our common stock at an initial conversion rate of 51.3611 shares of common stock per $1,000 principal amount of notes (representing a conversion price of $19.47 per share), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:

                                                         -   during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a "conversion period"), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The "mid-point dates"
                                                             for our fiscal quarters are February 15, May 15, August 15 and November
                                                             15;

                                                         -   if we have called the notes for redemption; or

                                                         -   during prescribed periods, upon the occurrence of specified corporate transactions described in this prospectus.

                                                         Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect to pay cash in lieu of shares, the payment amount will be based on the average closing sale price of our common stock over a 20 consecutive trading day measurement period beginning on the third trading day following receipt of a conversion notice. See "Description of Notes --
                                                         Conversion Procedures."

                                                         On the first date the notes become convertible under the above circumstances, we will notify holders in writing of our method for settling the principal amount of the notes upon conversion ("principal conversion settlement election"). This notification, once provided to holders on the date the notes first become convertible, regardless of any holder's decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the principal conversion settlement election made on that date remains in force if the notes cease to be convertible but subsequently become convertible again.

                                                         Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount of our conversion obligation relating to the amount of the conversion value above the principal amount, if any.

                                                         Except as described in "Description of Notes -- Conversion Procedures,"
                                                         upon conversion, holders will not receive any cash payment representing accrued and unpaid interest.

Sinking Fund.........................................    None.

Optional Redemption..................................    On or after March 15, 2011, upon at least 20 calendar days' notice, we may redeem for cash all or a portion of the notes at any time at a redemption price equal to 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the redemption date. See "Description of Notes -- Optional Redemption."

Redemption for Changes in
Panamanian Tax Law...................................    We will be required to pay additional amounts to the holders of the notes to compensate them for any amounts deducted from payments to them in respect of the notes on account of certain Panamanian taxes and other governmental charges. If we become obligated to pay such additional amounts as a result of a change in Panamanian law, the notes will be subject to redemption, in whole but not in part, at our option for cash at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the redemption date. However, each holder may avoid such redemption with respect to its notes, but if it so elects, we will not be required to pay additional amounts respecting payments made on that holder's notes following the redemption date.

Purchase of Notes at Holder's
Option...............................................    Holders have the right to require us to purchase all or a portion of their notes on March 15, 2011, March 15, 2014 and March 15, 2019, each of which we refer to as a "purchase date," in each case, upon prior notice as described in this prospectus. We will pay a purchase price equal to 100%
                                                         of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the purchase date. On March 15, 2011, we must pay the purchase price in cash. On March 15, 2014 and March 15, 2019, we may pay the purchase price in cash, in shares of our common stock, or in any combination of cash and common stock. See "Description of Notes -- Purchase of Notes at a Holder's Option" and "Risk Factors -- Risks Related to the
                                                         Notes and the Offering -- We may be unable to repay the principal amount of the notes due at stated maturity or, at the option of the holder, on March
                                                         15, 2011 or upon the occurrence of a fundamental change, because of insufficient funds or restrictions in our other debt agreements."

Fundamental Change...................................    Upon the occurrence of a fundamental change, as described in this prospectus, and before the stated maturity or redemption of the notes, a holder will have the right to require us to purchase for cash all or any part of its notes at a price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the fundamental change purchase date.
                                                         See "Description of Notes -- Purchase of Notes at a Holder's Option Upon a
                                                         Fundamental Change" and "Risk Factors -- Risks Related to the Notes and the
                                                         Offering -- We may be unable to repay the principal amount of the notes due at stated maturity or, at the option of the holder, on March 15, 2011 or upon the occurrence of a fundamental change, because of insufficient funds or restrictions in our other debt agreements."

No Proceeds..........................................    We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

Absence of a Public Market...........................    The notes are new securities and there is currently no established market for the notes. We cannot assure holders of the notes that any active or liquid market will develop for the notes. See "Plan of Distribution."

Trading..............................................    The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes issued in the private placements are eligible for trading on the Private Offerings, Resale and
                                                         Trading through Automated Linkages Market, commonly referred to as the
                                                         PORTAL Market.  The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Guarantees...........................................    None

Material U.S. Federal Income
Tax Considerations...................................    A United States holder will recognize gain or loss on the sale, exchange
                                                         (other than a conversion), redemption or other disposition of a note or common stock in an amount equal to the difference between the amount realized on such transaction and the United States holder's adjusted tax basis in the note or common stock. Any gain or loss recognized on the sale, exchange, redemption or other disposition of a note generally will constitute capital gain or loss (other than any amount attributable to accrued but unpaid interest on a note, which will constitute ordinary income). A conversion of a note, or a purchase of a note by us, will generally be non-taxable to the extent the U.S. holder receives our common stock upon such conversion or purchase. See "Material U.S. Federal and
                                                         Panamanian Income Tax Considerations."

Book-Entry Form......................................    The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust
                                                         Company, or DTC, and registered in the name of a nominee of DTC.
                                                         Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes -- Form,
                                                         Denomination and Registration."

New York Stock Exchange Symbol
for our Common Stock.................................    Our common stock is listed on the New York Stock Exchange under the symbol
                                                         "WG."

                                  RISK FACTORS

    Investing in the notes involves a number of material risks. For a discussion of various risks that should be considered in connection with an investment in the notes, see "Risk Factors" beginning on page 8 of this prospectus.

                                  RISK FACTORS

      In deciding whether to purchase the notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included or incorporated by reference in this prospectus.

RISKS RELATED TO OUR COMPANY

OUR BUSINESS IS HIGHLY DEPENDENT UPON THE LEVEL OF CAPITAL EXPENDITURES BY OIL, GAS AND POWER COMPANIES ON INFRASTRUCTURE.

      Our revenue and cash flow are primarily dependent upon major engineering and construction projects. The availability of these types of projects is dependent upon the condition of the oil, gas and power industries, and specifically, the level of capital expenditures of oil, gas and power companies on infrastructure. Our failure to obtain major projects, the delay in awards of major projects, the cancellation of major projects or delays in completion of contracts are factors that could result in the under-utilization of our resources, which would have an adverse impact on our revenue and cash flow. There are numerous factors beyond our control that influence the level of capital expenditures of oil, gas and power companies, including:

      -     current and projected oil, gas and power prices;

      -     the demand for electricity;

      - the abilities of oil, gas and power companies to generate, access and deploy capital;

      -     exploration, production and transportation costs;

      -     the discovery rate of new oil and gas reserves;

      -     the sale and expiration dates of oil and gas leases and concessions;

      - regulatory restraints on the rates that power companies may charge their customers;

      -     local and international political and economic conditions;

      - the ability or willingness of host country government entities to fund their budgetary commitments; and

      -     technological advances.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO POLITICAL AND ECONOMIC RISKS OF DEVELOPING COUNTRIES.

      We have substantial operations and/or assets in countries in Africa (Nigeria, Offshore West Africa, Cameroon), the Middle East (Iraq, Oman) and South America (Bolivia, Venezuela). Approximately 63% of our contract revenues for 2003 were derived from activities outside of North America, and approximately 55% of our long-lived assets as of December 31, 2003 were located outside of North America. At December 31, 2003, our long-lived assets located outside North America and our revenues thereby derived were as follows (dollar amounts in thousands):

                            Long-lived Assets       Contract Revenues
                           -------------------     --------------------
        Country             Amount     Percent      Amount      Percent
        -------            -------     -------     --------     -------
Nigeria (1)                $23,574       23%       $ 53,185       13%
Offshore West Africa        12,307       12          66,918       16
Oman (1)                     6,857        7          40,885       10
Venezuela (1)                5,575        5          29,312        7
Cameroon                     3,089        3          61,605       14
Bolivia                      2,806        3           2,998        1
Iraq                           355        -          10,057        2
United Kingdom and other     1,680        2             199        -
                           -------      ---        --------      ---
                           $56,243       55%       $265,159       63%
                           =======      ===        ========      ===

      ---------------
      (1) We have permanent installations in these countries which support operations there and in surrounding regions. Resources deployed to other countries are generally specific to a particular project, and are either returned to a permanent location upon completion of that project, or are assigned to a new location and project.

      Each of these locations is significant to our business. A disruption of activities, or loss of use of the equipment or installations, at any of these locations could have a material negative impact on our financial condition and results of operations. In particular, Nigeria and West Africa have represented and are expected to continue to represent a significant percentage of our assets and revenues. These areas have experienced periods of extreme political instability in recent years. Moreover, political insurgents in Iraq have and may continue to target energy assets, which may in turn disrupt our activities in that country. Accordingly, we are subject to risks which ordinarily would not be expected to exist to the same extent in the United States, Canada, Japan or Western Europe. Some of these risks include:

      - repatriating foreign currency received in excess of local currency requirements and converting it into dollars or other fungible currency;

      - exchange rate fluctuations, which can reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country;

      - expropriation of assets, by either a recognized or unrecognized foreign government, which can disrupt our business activities and create delays and corresponding losses;

      - civil uprisings, riots and war, which can make it impractical to continue operations, adversely affect both budgets and schedules and expose us to losses;

      - availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of skilled craftsmen or specialized equipment in areas where local resources are insufficient;

      - government instability, which can cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

      - decrees, laws, regulations, interpretations and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

      - terrorist attacks such as those which occurred on September 11, 2001, which could impact insurance rates, insurance coverages, the level of economic activity and produce instability in financial markets. The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to the terrorist attacks, have resulted in increased insurance premiums.

      Our operations in developing countries may be adversely affected in the event any governmental agencies in these countries interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in the United States, Canada, Japan or Western Europe. We may be subject to unanticipated taxes, including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments which could have a material adverse effect on our results of operations for any quarter or year.

      These risks may result in a loss of business which could have a material adverse effect on our results of operations.

WE MAY BE ADVERSELY AFFECTED BY A CONCENTRATION OF BUSINESS IN A PARTICULAR COUNTRY.

      Due to a limited number of major projects worldwide, we currently have, and expect that we will continue to have, a substantial portion of our resources dedicated to projects located in a few countries. Therefore, our results of operations are susceptible to adverse events beyond our control which may occur in a particular country in which our business may be concentrated at that time. Economic downturns in such countries could also adversely affect our operations. At December 31, 2003, our property, plant, equipment and spare parts were located in Nigeria, the United States, Canada, Offshore West Africa, South America and the Middle East. Our operations and assets are subject to various risks inherent in conducting business in these countries.

OUR BUSINESS IS DEPENDENT ON A LIMITED NUMBER OF KEY CLIENTS.

      We operate primarily in the oil, gas and power industries, providing construction, engineering and specialty services to a limited number of clients. Much of our success depends on developing and maintaining relationships with our major clients and obtaining a share of contracts from these clients. The loss of any of our major clients could have a material adverse effect on our operations. Our 10 largest clients were responsible for 75% of our revenue in 2003, 75% of our revenue in 2002 and 81% of our revenue in 2001. Operating units of ExxonMobil and Royal Dutch Shell accounted for 16% and 15%, respectively, of our total revenue in 2003.

OUR DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      A substantial portion of our projects are currently performed on a fixed-price basis. Under a fixed-price contract, we agree on the price that we will receive for the entire project, based upon a defined scope, which includes specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, and we may incur a loss. The revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs and of the interrelationship of the integrated services to be provided under these contracts whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract.

PERCENTAGE-OF-COMPLETION METHOD OF ACCOUNTING FOR CONTRACT REVENUE MAY RESULT IN MATERIAL ADJUSTMENTS THAT WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      We recognize contract revenue using the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Accordingly, contract revenue and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenue in the period when these estimates are revised. These estimates are based on management's reasonable assumptions and our historical experience, and are only estimates. Variation of actual results from these assumptions or our historical experience could be material. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenue, we would recognize a credit or a charge against current earnings, which could be material.

TERRORIST ATTACKS AND WAR OR RISK OF WAR MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR SECURE INSURANCE OR OUR FUTURE GROWTH.

      The continued threat of terrorism and the impact of military and other action, including U.S. military operations in Iraq, will likely lead to continued volatility in prices for crude oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating both outside and inside the United States. Further, the U.S. government has issued public warnings that indicate that pipelines and other energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business.

OUR OPERATIONS ARE SUBJECT TO A NUMBER OF OPERATIONAL RISKS.

      Our business operations include pipeline construction, dredging, pipeline rehabilitation services, marine support services and the operation of vessels and heavy equipment. These operations involve a high degree of operational risk. Natural disasters, adverse weather conditions, collisions and operator or navigational error could cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment and suspension of operations. In locations where we perform work with equipment that is owned by others, our continued use of the equipment can be subject to unexpected or arbitrary interruption or termination. The occurrence of any of these events could result in work stoppage, loss of revenue, casualty loss, increased costs and significant liability to third parties.

      The insurance protection we maintain may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our financial condition and results of operations. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable.

WE MAY BECOME LIABLE FOR THE OBLIGATIONS OF OUR JOINT VENTURERS AND OUR SUBCONTRACTORS.

      Some of our projects are performed through joint ventures with other parties. In addition to the usual liability of contractors for the completion of contracts and the warranty of our work, where work is performed through a joint venture, we also have potential liability for the work performed by our joint venturers. In these projects, even if we satisfactorily complete our project responsibilities within budget, we may incur additional unforeseen costs due to the failure of our joint venturers to perform or complete work in accordance with contract specifications.

      We act as prime contractor on a majority of the construction projects we undertake. In our capacity as prime contractor and when acting as a subcontractor, we perform most of the work on our projects with our own resources and typically subcontract only such specialized activities as hazardous waste removal, nondestructive inspection, tank erection, catering and security. In the construction industry, the prime contractor is normally responsible for the performance of the entire contract, including subcontract work. Thus, when acting as a prime contractor, we are subject to the risk associated with the failure of one or more subcontractors to perform as anticipated.

GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      Many aspects of our operations are subject to governmental regulations in the countries in which we operate, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel, and our use of local employees and suppliers. In addition, we depend on the demand for our services from the oil, gas and power industries, and, therefore, our business is affected by changing taxes, price controls and laws and regulations relating to the oil, gas and power industries generally. The adoption of laws and regulations by the countries or the states in which we operate for the purpose of curtailing exploration and development drilling for oil and gas or the development of power generation facilities for economic and other policy reasons, could adversely affect our operations by limiting demand for our services.

      Our operations are also subject to the risk of changes in foreign and domestic laws and policies which may impose restrictions on our business, including trade restrictions, which could have a material adverse effect on our operations. Other types of governmental regulation which could, if enacted or implemented, adversely affect our operations include:

      -     expropriation or nationalization decrees;

      -     confiscatory tax systems;

      - primary or secondary boycotts directed at specific countries or companies;

      -     embargoes;

      -     extensive import restrictions or other trade barriers;

      -     mandatory sourcing rules;

      -     oil, gas or power price regulation; and

      -     unrealistically high labor rate and fuel price regulation.

      Our future operations and earnings may be adversely affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations, and the impact of these changes could be material.

OUR OPERATIONS EXPOSE US TO POTENTIAL ENVIRONMENTAL LIABILITIES.

      Our United States operations are subject to numerous environmental protection laws and regulations which are complex and stringent. We regularly perform work in and around sensitive environmental areas such as rivers, lakes and wetlands. Significant fines and penalties may be imposed for non-compliance with environmental laws and regulations, and some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time these acts were performed.

      We own and operate several properties in the United States that have been used for a number of years for the storage and maintenance of equipment and upon which hydrocarbons or other wastes may have been disposed or released. Any release of substances by us or by third parties who previously operated on these properties may be subject to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Compensation and Recovery Act (RCRA), and analogous state laws. CERCLA imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of "hazardous substances" into the environment, while RCRA governs the generation, storage, transfer, and disposal of hazardous wastes. Under such laws, we could be required to remove or remediate previously disposed wastes and clean up contaminated property.

      Our operations outside of the United States are potentially subject to similar governmental controls and restrictions relating to the environment.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WHICH COULD IMPEDE OUR GROWTH.

      We operate in a highly competitive environment. A substantial number of the major projects that we pursue are awarded based on bid proposals. We compete for these projects against government-owned or supported companies and other companies that have substantially greater financial and other resources than we do. In some markets, there is competition from national and regional firms against which we may not be able to compete on price. Our growth may be impacted to the extent that we are unable to successfully bid against these companies.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF OUR NON-U.S. OPERATIONS BECAME TAXABLE IN THE UNITED STATES.

      If any income earned, currently or historically, by Willbros Group, Inc. or its non-U.S. subsidiaries from operations outside the United States constituted income effectively connected to a United States trade or business, and as a result became taxable in the United States, our consolidated operating results could be materially and adversely affected.

WE ARE DEPENDENT UPON THE SERVICES OF OUR EXECUTIVE MANAGEMENT.

      Our success depends heavily on the continued services of our executive management. We do not have an employment agreement with any of these individuals. Accordingly, we may not be able to retain any of these individuals in their capacity for any particular period of time. In addition, we do not maintain key man life insurance for these individuals. The loss or interruption of services provided by one or more of our senior officers could adversely affect our results of operations.

OUR STOCKHOLDER RIGHTS PLAN, ARTICLES OF INCORPORATION AND BY-LAWS MAY INHIBIT A TAKEOVER, WHICH MAY ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

      Our stockholder rights plan and provisions of our articles of incorporation and by-laws may discourage unsolicited takeover proposals or make it more difficult for a third party to acquire us, which may adversely affect the price that investors might be willing to pay for our common stock. For example, our articles of incorporation and by-laws:

      - provide for restrictions on the transfer of any shares of common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law;

      - provide for a classified board of directors, which allows only one-third of our directors to be elected each year;

      - restrict the ability of stockholders to take action by written consent;

      - establish advance notice requirements for nominations for election to our board of directors; and

      - authorize our board of directors to designate the terms of and issue new series of preferred stock.

      We also have a stockholder rights plan which gives holders of our common stock the right to purchase additional shares of our capital stock if a potential acquirer purchases or announces a tender or exchange offer to purchase 15% or more of our outstanding common stock. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors.

IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS WHICH ARE PREDICATED ON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES AGAINST US.

      We are a corporation organized under the laws of the Republic of Panama.
Accordingly:

      - because a substantial amount of our assets are located outside the United States, any judgment obtained against us in the United States may not be fully collectible in the United States; and

      - we have been advised that courts in the Republic of Panama will not enforce liabilities in original actions predicated solely on the United States federal securities laws.

      These factors mean that it may be more costly and difficult for you to recover fully any alleged damages that you may suffer for any violation of federal securities laws by us or our management than it would otherwise be in the case of a United States corporation. See "Enforceability of Civil Liabilities Under the Federal Securities Laws."

RISKS RELATED TO THE NOTES AND THE OFFERING

WE INCREASED OUR LEVERAGE AS A RESULT OF THE SALE OF THE NOTES.

      In connection with the sale of the notes, we incurred $70.0 million of indebtedness. As a result of this indebtedness, our interest payment obligations will increase. Our interest payment for the notes is expected to be approximately $1.9 million annually. The degree to which we will be leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

THERE ARE NO RESTRICTIVE COVENANTS IN THE NOTES INDENTURE RELATING TO OUR ABILITY TO INCUR FUTURE INDEBTEDNESS OR COMPLETE OTHER FINANCIAL TRANSACTIONS.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. Willbros and its subsidiaries may therefore incur additional indebtedness, including secured indebtedness, to which the notes are effectively subordinated. As part of our strategy, we may use proceeds from the initial sale of the notes to finance potential acquisitions, which may cause us to incur significant indebtedness to which the notes may be subordinate.

      A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Willbros except to the extent described under "Description of Notes -- Purchase of Notes at a Holder's Option Upon a Fundamental Change."

OUR OBLIGATIONS UNDER THE NOTES ARE UNSECURED AND ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SECURED DEBT.

      Our obligations under the notes are unsecured. Our secured indebtedness and any secured indebtedness we incur in the future will rank effectively senior in right of payment to the notes to the extent of the assets securing such secured indebtedness. We have pledged substantially all of our assets, including the stock of our significant subsidiaries, to secure our senior secured credit facility, and the indenture for the notes does not limit our ability to incur additional secured debt. Our credit facility is described under "Description of Credit Facility." Accordingly, the notes are effectively subordinated to the senior secured credit facility to the extent of the assets securing the credit facility.

THE NOTES ARE EFFECTIVELY JUNIOR TO THE INDEBTEDNESS OF OUR SUBSIDIARIES.

      The notes are issued by Willbros Group, Inc. and are structurally subordinated to the existing and future claims of creditors of our subsidiaries. Holders of the notes are not creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of such subsidiaries' creditors will generally have priority as to the assets of such subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Our subsidiaries' creditors may include:

      -     general creditors;

      -     trade creditors;

      -     secured creditors; and

      -     taxing authorities.

      As of June 30, 2004, our subsidiaries had approximately $80.6 million of indebtedness outstanding (excluding intercompany indebtedness and guarantees of our indebtedness), approximately $75.8 million of which constitutes trade debt arising in the ordinary course of business.

UPON THE CONVERSION OF THE NOTES, WE HAVE THE RIGHT TO PAY CASH IN LIEU OF ISSUING SHARES OF OUR COMMON STOCK OR A COMBINATION OF CASH AND SHARES OF OUR COMMON STOCK. THEREFORE, HOLDERS OF THE NOTES MAY RECEIVE NO SHARES OF OUR COMMON STOCK OR FEWER SHARES THAN THE NUMBER INTO WHICH THEIR NOTES ARE CONVERTIBLE.

      We have the right to make an irrevocable election on the first date the notes become convertible to settle the principal amount of the notes upon conversion by issuing shares of common stock into which the notes are convertible, the cash value of the common stock into which the notes are convertible, or a combination thereof. Until the notes are surrendered for conversion, we will not be required to notify holders of our method of settling the excess amount of our conversion obligation relating to the amount of the conversion value (the product of the closing sale price of our common stock on a given day multiplied by the then current conversion price) in excess of the principal amount. Accordingly, upon conversion of a note, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of notes.

SOME SIGNIFICANT RESTRUCTURING TRANSACTIONS MAY NOT CONSTITUTE A FUNDAMENTAL CHANGE, IN WHICH CASE WE WOULD NOT BE OBLIGATED TO OFFER TO REPURCHASE THE NOTES.

      Upon the occurrence of a fundamental change, which includes certain specified change of control events, the holders of the notes will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a change of control and, therefore, not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

      In addition, the definition of fundamental change includes a phrase relating to the sale of all or substantially all of our properties and assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which governs the indenture and the notes, or under the law of the Republic of Panama, our jurisdiction of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale of less than all of our properties and assets may be uncertain.

WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS.

      Our ability to generate cash flow from operations to make interest payments on the notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions and the condition of the oil, gas and power industries. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO REPAY THE PRINCIPAL AMOUNT OF THE NOTES DUE AT STATED MATURITY OR, AT THE OPTION OF THE HOLDER, ON MARCH 15, 2011 OR UPON THE OCCURRENCE OF A FUNDAMENTAL CHANGE, BECAUSE OF INSUFFICIENT FUNDS OR RESTRICTIONS IN OUR OTHER DEBT AGREEMENTS.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, on March 15, 2011, or if a fundamental change occurs (as defined in this prospectus under "Description of Notes -- Purchase of Notes at a Holder's Option Upon a Fundamental Change"), each holder of the notes may require that we purchase for cash all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay in cash the principal amount or purchase price due.

      In addition, our credit agreement contains a covenant that prohibits us from making cash payments in respect of the notes (other than scheduled payments of interest, additional interest and additional amounts, if any) prior to their stated maturity. Violation of this covenant would constitute a default under that agreement. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions. If we are required to make a cash payment on the notes prior to their stated maturity, such as upon the occurrence of a fundamental change, or if we are required to redeem the notes at the option of the holders on March 15, 2011, such payments would cause a default under our senior secured credit facility unless we are able to obtain a consent or to repay in full all indebtedness under such agreement. Our failure to purchase any tendered notes would constitute a default under the indenture governing the notes which would, in turn, constitute a default under our other borrowings and could lead to the acceleration of the indebtedness thereunder.

THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS, INCLUDING THIRD-PARTY TENDER OR EXCHANGE OFFERS THAT MAY ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES.

      The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under "Description of Notes -- Conversion Procedures -- Conversion Rate Adjustments." The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES, AND IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES, HOLDERS MAY NOT BE ABLE TO RESELL THE NOTES.

      There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

      The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue. Our common stock has experienced significant price volatility, and such volatility may continue in the future. The price of our common stock could fluctuate widely in response to a range of factors, including variations in our quarterly results and changing conditions in the economy in general or in our industry in particular.

THE CONDITIONAL CONVERSION FEATURE OF THE NOTES COULD RESULT IN YOUR RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A NOTE IS CONVERTIBLE.

      The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONTINGENT CONVERSION PROVISION OF THE NOTES.

      Holders of the notes are entitled to convert the notes into shares of our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, if the closing sale price of our common stock on each of at least 20 trading days in the 30 consecutive trading day period ending on the first trading day of the conversion period exceeds 120% of the then prevailing conversion price in effect on that 30th trading day. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should any of these contingencies be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in our diluted earnings per share calculation. Volatility in our stock price could cause this common stock price condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our diluted earnings per share.

WE MAY BE SUBJECT TO A NEW PROPOSED ACCOUNTING RULE THAT, IF ADOPTED, WOULD RESULT IN LOWER EARNINGS PER SHARE, ON A DILUTED BASIS.

      At its July 2004 meeting, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a tentative conclusion on EITF Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share," that would require the shares of common stock issuable upon conversion of the notes to be included in our diluted earnings per share calculation (if dilutive), retroactive to the date of issuance by applying the "if converted" method under FASB Statement No. 128, "Earnings Per Share" ("FAS 128"). We have followed the existing interpretation of FAS 128, which requires inclusion of the impact of the conversion of our notes only when and if the conversion threshold, as described under "Description of Notes--Conversion Rights," is reached. As the conversion threshold has not been reached, we do not include the impact of the conversion of our notes in our computation for diluted earnings per share.

      Since we reported a net loss in the quarter ended June 30, 2004, application of the "if converted" method under FAS 128 would not have required us to include the approximately 3.6 million shares of our common stock which are issuable as of June 30, 2004 upon conversion of the notes because the inclusion of additional shares in our diluted earnings per share computation would have been anti-dilutive. If, however, EITF 04-8 is adopted as proposed, our diluted earnings per share will be reduced in any period in which we report net income and the notes remain outstanding, regardless of whether the conversion threshold has been met.

THE NOTES MAY NOT BE RATED OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED.

      We did not seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges. For this purpose, earnings consist of income before income tax plus fixed charges less capitalized interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expense, discount and premium and one-third of rental expense estimated to be attributable to interest.

                                                       SIX
                                                      MONTHS
                                                       ENDED
                                                      JUNE 30,                           YEAR ENDED DECEMBER 31,
                                                      --------       --------------------------------------------------------------
                                                       2004          2003           2002          2001           2000          1999
                                                       ----          ----           ----          ----           ----          ----
Ratio of earnings to fixed charges...............       1.9           (1)           14.8           8.7            (1)          (1)

----------

(1) Earnings for the years ended December 31, 1999, December 31, 2000 and December 31, 2003 were insufficient to cover fixed charges by $16.7 million, $10.3 million and $6.9 million, respectively.

                                   NO PROCEEDS

            The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange under the symbol "WG." The following table sets forth the high and low sale prices per share for our common stock as reported by the New York Stock Exchange for the periods indicated:

                                                  HIGH        LOW
                                                ---------  ---------
2002:
  First Quarter............................     $   16.85  $   14.10
  Second Quarter...........................         19.24      15.55
  Third Quarter............................         17.35      10.30
  Fourth Quarter...........................         11.24       5.84
2003:
  First Quarter............................     $    8.89  $    7.02
  Second Quarter...........................         10.72       6.95
  Third Quarter............................         10.85       8.86
  Fourth Quarter...........................         13.99      10.20
2004:
  First Quarter............................     $   16.08  $   11.80
  Second Quarter...........................         15.70      13.05
  Third Quarter (through August 26, 2004)..         15.38      12.72

      Substantially all of our stockholders maintain their shares in "street name" accounts and are not, individually, stockholders of record. As of July 31, 2004, our common stock was held by 98 holders of record and an estimated 3,000 beneficial owners.

      Since 1991, we have not paid any cash dividends on our capital stock, except dividends in 1996 on our outstanding shares of preferred stock, which were converted into shares of common stock on July 15, 1996. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Our senior secured credit facility prohibits us from paying cash dividends on our common stock.

                             SELLING SECURITYHOLDERS

      In March and April 2004, we issued and sold a total of $70,000,000 aggregate principal amount of the notes in private placements to Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc., which we refer to as the initial purchasers in this prospectus. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

      The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

      The selling securityholders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling securityholders may choose to sell notes and our shares of common stock pursuant to this prospectus from time to time upon notice to us. None of the selling securityholders named below, has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below in "Plan of Distribution."

      Before a securityholder not named below may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of notes and common stock beneficially owned by the selling securityholder and the amount of notes and common stock to be offered. Any prospectus supplement will also disclose whether any selling securityholder selling in connection with that prospectus supplement has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

      The following table is based solely on information provided by the selling securityholders. This information represents the most current information provided to us by selling securityholders.

                                                                                        NUMBER OF      NUMBER OF
                                               PRINCIPAL AMOUNT                         SHARES OF      SHARES OF
                                                OF NOTES THAT                          COMMON STOCK   COMMON STOCK
                                                   MAY BE           PERCENTAGE OF      OWNED PRIOR      THAT MAY
                    NAME                            SOLD          NOTES OUTSTANDING   TO CONVERSION   BE SOLD (1)
                    ----                       ----------------   -----------------   -------------   ------------
Univest Multi-strategy Fund-Conv.Arb.          $        150,000            *                0                7,704
RBC-Alternative Assets                         $        250,000            *                0               12,840
WPG-MSA Convertible Arbitrage
   Fund (2)                                    $         50,000            *                0                2,568
WPG Convertible Arbitrage Overseas Master
   Fund (2)                                    $        550,000            *                0               28,248
Calamos(R)Market Neutral Fund (Calamos(R)
   Investment Trust)                           $      2,500,000          3.57%              0              128,402
CNH CA Master Account, L.P.                    $        750,000          1.07%              0               38,520
DKR SoundShare Strategic Holding Fund Ltd.     $        750,000          1.07%              0               38,520
Gaia Offshore Master Fund Ltd.                 $      1,400,000          2.00%              0               71,905
Lyxor/Gaia II Fund Ltd.                        $        350,000            *                0               17,976
Institutional Benchmarks Master Fund c/o
   Alexandra Investment Management, LLC        $      3,000,000          4.29%              0              154,083
Arkansas PERS                                  $        475,000            *                0               24,396
ICI American Holdings Trust                    $        105,000            *                0                5,392
Astrazeneca Holdings Pension                   $        145,000            *                0                7,447

                                                                                        NUMBER OF      NUMBER OF
                                               PRINCIPAL AMOUNT                         SHARES OF      SHARES OF
                                                OF NOTES THAT                          COMMON STOCK   COMMON STOCK
                                                   MAY BE           PERCENTAGE OF      OWNED PRIOR      THAT MAY
                    NAME                            SOLD          NOTES OUTSTANDING   TO CONVERSION   BE SOLD (1)
                    ----                       ----------------   -----------------   -------------   ------------
Delaware PERS                                  $        465,000            *                0               23,882
Southern Farm Bureau Life Insurance            $        540,000            *                0               27,734
Syngenta AG                                    $         80,000            *                0                4,108
Prudential Insurance Co. of America            $         25,000            *                0                1,284
Boilermakers Blacksmith Pension Trust          $      1,550,000          2.21%              0               79,609
State of Oregon/Equity                         $        800,000          1.14%              0               41,088
Duke Endowment                                 $        300,000            *                0               15,408
Louisiana CCRF                                 $         55,000            *                0                2,824
Delta Airlines Master Trust                    $        350,000            *                0               17,976
Nuveen Preferred & Convertible Income Fund
   JPC                                         $      1,800,000          2.57%              0               92,449
Nuveen Preferred & Convertible Fund JQC        $      2,350,000          3.36%              0              120,698
Froley Revy Investment Convertible Security
   Fund                                        $         40,000            *                0                2,054
Attorney's Title Insurance Fund                $        100,000            *                0                5,136
OCLC Online Computer Library Center Inc.       $         15,000            *                0                  770
DBAG London (2)                                $      1,000,000          1.43%              0               51,361
Clinton Riverside Convertible
   Portfolio Limited                           $      3,885,000          5.55%              0              199,537
Clinton Multistrategy
   Master Fund, Ltd.                           $      2,115,000          3.02%              0              108,628
CooperNeff Convertible Strategies (Cayman)
   Master Fund, LP                             $      3,104,000          4.43%              0              159,424
Singlehedge U.S. Convertible Arbitrage Fund    $        832,000          1.19%              0               42,732
Lyxor/Convertible Arbitrage Fund Limited       $        520,000            *                0               26,707
BNP Paribas Equity Strategies, SNC (2)         $      2,944,000          4.21%              0              151,207
Sturgeon Limited                               $        600,000            *                0               30,816
Grace Convertible Arbitrage Fund, Ltd. (2)     $      1,500,000          2.14%              0               77,041
Sunrise Partners Limited Partnership (2)       $      5,400,000          7.71%              0              277,349
Polaris Vega Fund L.P.                         $      2,600,000          3.71%              0              133,538
Fidelity Puritan Trust: Fidelity Balanced
   Fund                                        $      3,000,000          4.29%           339,400           154,083
The Drake Offshore Master Fund, Ltd            $      8,000,000         11.43%              0              410,888
Sage Capital Management, LLC                   $        150,000            *                0                7,704
Deephaven Domestic Convertible Trading Ltd.    $      2,170,000          3.10%              0              111,453
Sphinx Convertible Arbitrage Fund SPC          $         80,000            *                0                4,108
Highbridge International LLC (2)               $      2,000,000          2.86%              0              102,722
Geode U.S. Convertible Arbitrage Fund, a
   segregated account of Geode Capital
   Master Fund Ltd.                            $      1,860,000          2.66%              0               95,531
Any other holder of notes or future
   transferee, pledgee, donee or successor of
   any such holder (3)                         $      9,295,000         13.28%              --             477,401
                                               ----------------        ------             -------        ---------
Total                                          $     70,000,000        100.00%            339,400        3,595,251
                                               ================        ======             =======        =========

---------------
* less than 1.00%

(1) Assumes conversion of all of the holder's notes at a conversion price of $19.47 per share of common stock, which equals the initial conversion rate of 51.3611 shares of common stock per $1,000 principal amount of the notes. This conversion rate, however, is subject to adjustment as described under "Description of Notes - Conversion Procedures - Conversion Rate Adjustments." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) This selling securityholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling securityholder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate. Holders of these notes or the common stock into which they are convertible may not sell these notes or shares under this prospectus. In order to offer these notes or shares under the registration statement of which this prospectus forms a part, those holders must first be named in a new prospectus that is part of a post-effective amendment to the registration statement.

      Selling securityholders who are registered broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act. In addition, selling securityholders who are affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act if such selling securityholder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

                              DESCRIPTION OF NOTES

      We issued the notes under an indenture dated March 12, 2004, between Willbros Group, Inc., as issuer, and JPMorgan Chase Bank, a New York state banking organization, as trustee. JPMorgan Chase Bank is also the paying agent, registrar and conversion agent. The notes and the shares of common stock issuable upon conversion of the notes are covered by a resale registration rights agreement.

      The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. You should read the notes, the indenture, and the registration rights agreement, because they, and not this description, define your rights as a holder of the notes. A copy of the indenture, including the form of note, and the registration rights agreement, has been filed as an exhibit to the registration statement relating to this prospectus.

      As used in this "Description of Notes" section, "Willbros," "we," "our" or "us" refer solely to Willbros Group, Inc. and not to any of our current or future subsidiaries, unless the context otherwise requires.

BRIEF DESCRIPTION OF THE NOTES

      The notes offered hereby:

      -     are limited to $70.0 million in aggregate principal amount;

      - bear interest at an annual rate of 2.75% of the principal amount, from the issue date, payable semi-annually in cash, in arrears, on March 15 and September 15 of each year, commencing on September 15, 2004 to the holders of record at the close of business on the preceding March 1 and September 1, respectively;

      - will accrue additional interest if we fail to comply with certain obligations as set forth below under "-- Registration Rights," and will require the payment of additional amounts in the circumstances described under "-- Payment of Additional Amounts;"

      - are our general senior unsecured obligations, ranking on a parity in right of payment with all our other existing and future senior indebtedness, and senior in right of payment to all our future subordinated indebtedness, and are effectively subordinated to any of our existing and future secured senior indebtedness to the extent of the assets securing such indebtedness, and to the claims of all creditors of our subsidiaries;

      - may be converted by the holder into shares of our common stock, subject to our right to deliver, in lieu of our common stock, cash or a combination of cash and common stock, initially at a conversion rate of 51.3611 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of $19.47 per share, only:

            - during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a "conversion period"), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The "mid-point dates" for each of our fiscal quarters are February 15, May 15, August 15 and November 15;

            -     if we have called the notes for redemption; or

            - during prescribed periods, upon the occurrence of specified corporate transactions described under "-- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

      - will be redeemable at our option in whole or in part on or after March 15, 2011 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any, to, but not including, the redemption date;

      - will also be redeemable at our option in whole at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any, to, but not including, the redemption date in the event of certain changes affecting tax laws as described in "-- Redemption for Taxation Reasons";

      - will be subject at a holder's option to purchase by us for cash upon a fundamental change of Willbros, as described under "-- Purchase of Notes at a Holder's Option Upon a Fundamental Change," and on March 15, 2011, March 15, 2014 and March 15, 2019, in each case at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but not including, the purchase date; and

      - will be due on March 15, 2024, payable in cash in an amount equal to $1,000 per note, plus accrued and unpaid interest (including additional interest and additional amounts), if any, unless earlier converted, redeemed by us at our option or purchased by us at your option.

      The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing other securities. In addition, our subsidiaries are not restricted under the indenture from incurring additional indebtedness, including secured indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of Willbros, except to the extent described under "-- Purchase of Notes at a Holder's Option Upon a Fundamental Change" below.

      No sinking fund is provided for the notes.

      We issued the notes in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

PAYMENTS ON THE NOTES

      An office or agency will be maintained in the City of New York, where the principal on the notes will be paid and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be the principal corporate trust office of the trustee presently located at 4 New York Plaza, Floor 15, New York, New York 10004.

      Except as provided below, we will pay interest on:

      -     global notes to DTC in immediately available funds;

      - any certificated notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

      - any certificated notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of those notes.

      At maturity of the notes, interest (including additional interest and additional amounts) on the certificated notes will be payable at the principal corporate trust office of the trustee.

      We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.

INTEREST

      The notes will bear interest at an annual rate of 2.75% from March 12, 2004, or from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually in cash in arrears on March 15 and September 15 of each year to holders of record at the close of business on the March 1 and September 1 immediately preceding such interest payment date. There are two exceptions to the preceding sentence:

      - Except as described below, we will not make any payment in cash or other adjustment for accrued and unpaid interest (including additional interest and additional amounts) on any notes that are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest (including additional interest and additional amounts) on those notes, notwithstanding the conversion of those notes prior to that interest payment date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including additional interest and additional amounts), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to any notes that are converted after being called by us for redemption. Accordingly, if we elect to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest (including additional interest and additional amounts) it will receive on the interest payment date; and

      - We will pay interest (including additional interest and additional amounts) to a person other than the holder of record on the record date, on the stated maturity date or, in connection with a purchase by us or redemption, on the purchase date or redemption date, as the case may be, if such date is after a record date but on or before the corresponding interest payment date. In either case, we will pay accrued and unpaid interest (including additional interest and additional amounts) only to the person to whom we pay the principal amount.

      Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Cash interest otherwise payable will cease to accrue on a note upon its maturity, conversion, redemption or purchase by us (including upon a fundamental change).

RANKING

      The notes are our general senior unsecured obligations, ranking on a parity in right of payment with all our other existing and future senior indebtedness, and senior in right of payment to all our future subordinated indebtedness. The notes are effectively subordinated to any of our existing and future secured senior indebtedness to the extent of the assets securing such indebtedness, and to the claims of all creditors of our subsidiaries.

      On March 12, 2004, we completed a $150.0 million senior secured credit facility with a syndicated bank group, replacing the existing facility that was due to expire in June 2005. The facility may be used for letters of credit, cash borrowings or a combination thereof. Cash borrowings under the facility may not exceed $30.0 million. A commitment fee on the unused portion of the credit facility is payable quarterly ranging from 0.375% to 0.625%.

      The credit agreement restricts the payment of cash dividends and requires us to maintain various financial ratios. In addition, the credit agreement prohibits us from making any cash payments in respect of the notes (other than scheduled payments of interest, additional interest and additional amounts, if any) prior to their stated maturity. The credit agreement is collateralized by substantially all of our assets, including the stock of our principal subsidiaries. Therefore, as noted above, the notes are effectively subordinated to our indebtedness under the senior secured credit facility to the extent of the assets securing such indebtedness.

      As of June 30, 2004, there were no loans outstanding under the credit agreement, but there were $33.8 million of letters of credit outstanding. In addition, as of June 30, 2004, our subsidiaries had $80.6 million of indebtedness outstanding (excluding intercompany indebtedness and guarantees of our indebtedness), approximately $75.8 million of which constitutes trade debt arising in the ordinary course of business.

CONVERSION RIGHTS

GENERAL

      A holder may convert all or any portion of such holder's outstanding notes, only on the conditions described below, initially at a conversion rate of
51.3611 shares of common stock per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of $19.47 per share of common stock. In lieu of delivery of shares of our common stock, we may elect to deliver to holders surrendering notes either cash, or a combination of cash and shares of our common stock, as described below under "-- Conversion Procedures -- Payment Upon Conversion." The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

      A holder may surrender notes for conversion prior to the stated maturity only:

      - during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a "conversion period"), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The "mid-point dates" for each of our fiscal quarters are February 15, May 15, August 15 and November 15;

      -     if we have called those notes for redemption; or

      - during the prescribed periods, upon the occurrence of the specified corporate transactions described under "-- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

      Each of these circumstances is more fully described below.

      The conversion agent will, on our behalf, determine if the notes are convertible as a result of the common stock price condition and notify the trustee and us accordingly.

      Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under "-- Conversion Procedures -- Payment Upon Conversion." For a discussion of the U.S. federal income tax consequences of conversion to a holder, see "Material U.S. Federal and Panamanian Income Tax Consequences."

      We will not issue fractional shares of our common stock upon the conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the conversion date.

CONVERSION UPON SATISFACTION OF COMMON STOCK PRICE CONDITION

      A holder will have the right to convert any of its notes during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a "conversion period"), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The "mid-point dates" for each of our fiscal quarters are February 15, May 15, August 15 and November 15.

      The initial conversion trigger price per share of our common stock is $23.36. This conversion trigger price reflects the initial conversion price per share of our common stock multiplied by 120%.

      The "closing sale price" of any share of common stock on any date means the closing sale price of a share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on that date as reported on a national securities exchange or, if the common stock is not listed on a national securities exchange, as reported by the Nasdaq National Market system. If our common stock is not listed for trading on a national securities exchange and not quoted by the Nasdaq National Market on the relevant date, the "closing sale price" will be the last quoted bid for our common stock in the over the counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "closing sale price" will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

      If at any time the common stock price condition described herein is satisfied in respect of a conversion period, we will publish a notice advising that the common stock price condition has been satisfied in respect of such conversion period in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

CONVERSION UPON NOTICE OF REDEMPTION

      A holder will have the right to convert any of its notes that we have called for redemption at any time prior to 5:00 p.m., New York City time, on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a purchase notice or a fundamental change purchase notice with respect to a note, however, the holder may not surrender that note for conversion unless the holder has withdrawn the notice in accordance with the indenture.

CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

      A holder will have the right to convert any of its notes in the event:

      - we distribute to all holders of our common stock certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days, common stock at less than the closing sale price of the common stock on the business day immediately preceding the announcement of such distribution;

      - we elect to distribute to all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities, including the declaration of any cash dividends, payable quarterly or otherwise, which distribution has a per share value exceeding 10% of the closing sale price of the common stock on the business day immediately preceding the declaration date for the distribution; or

      - a fundamental change (as defined under "-- Purchase of Notes at a Holder's Option Upon a Fundamental Change") occurs.

      In any such event, a holder may convert any of its notes at any time after we notify holders of such event:

      - in the case of a distribution, until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or the date of our announcement that the distribution will not take place; or

      - in the case of a fundamental change, within 20 business days of the fundamental change notice.

      We will notify holders at least 20 business days prior to the ex-dividend date for the distribution or within 20 business days following the occurrence of the fundamental change, as the case may be. In the case of a distribution, a holder of notes may not convert any of its notes if, as a holder of notes, the holder will otherwise participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction until 15 calendar days after the actual date of the transaction. If (a) we reclassify our common stock or (b) we are a party to a consolidation, merger or share exchange or dispose of all or substantially all our assets, in either case pursuant to which our common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert the notes into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a fundamental change, the holder can require us to purchase all or a portion of its notes as described under "-- Purchase of Notes at a Holder's Option Upon a Fundamental Change."

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CONVERSION PROCEDURES

GENERAL

      Except as described below, we will not make any payment in cash or our common stock or other adjustment for accrued and unpaid interest (including additional interest and additional amounts) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest (including additional interest and additional amounts) on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay us an amount equal to the interest (including additional interest and additional amounts), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to any notes that are converted after being called by us for redemption. Accordingly, if we elect to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest (including additional interest and additional amounts) it will receive on the interest payment date.

      Our delivery to the holder of the full number of shares of common stock into which the note is convertible (or, at our option, cash, or a combination of cash and common stock, in lieu thereof), together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest (including any additional interest and additional amounts) through the conversion date. As a result, accrued interest (including additional interest and additional amounts) is deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the preceding, accrued interest (including additional interest and additional amounts), if any, will be payable in cash upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

      Except as described under "-- Conversion Rate Adjustments," we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

      If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

PROCEDURES

      To convert interests in a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

      To convert a certificated note, a holder must:

      - complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

      - deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

      - if required by the conversion agent, furnish appropriate endorsements and transfer documents;

      - pay all funds required, if any, relating to interest on the note (including additional interest and additional amounts) to be converted to which it is not entitled; and

      - pay all taxes or duties, if any, as described in the last paragraph in "--General."

      To convert a certificated note or interests in a global note, a holder must:

      - pay all funds required, if any, relating to interest on the note (including additional interest and additional amounts) to be converted to which it is not entitled; and

      - pay all taxes or duties, if any, as described in the last paragraph in "--General."

      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

      We will settle our obligation upon conversion as described below under "-- Payment Upon Conversion."

      If a holder has exercised its right to require us to purchase its notes as described under "-- Purchase of Notes at a Holder's Option" or "-- Purchase of Notes at a Holder's Option Upon Fundamental Change" such holder's conversion rights respecting the notes so subject to purchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the purchase date, unless we default in the payment of the purchase price. If a holder has submitted any note for purchase, such note may be converted only if such holder submits a notice of withdrawal and, if the note is a global note, complies with appropriate DTC procedures.

PAYMENT UPON CONVERSION

      In lieu of delivery of shares of our common stock, and pursuant to the procedures described below, we may elect to deliver to holders surrendering notes either cash, or a combination of cash and shares of our common stock.

      On the first date the notes become convertible under the circumstances described above in "-- Conversion Rights," we will notify holders in writing of our method for settling the principal amount of the notes upon conversion ("principal conversion settlement election"). This notification, once provided to holders on the date the notes first become convertible, regardless of any holder's decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the principal conversion settlement election made on the first date the notes become convertible remains in force if the notes cease to be convertible but subsequently become convertible again. However, we have the right to amend the indenture without the consent of the holder of any note to require us to settle our conversion obligation in cash with respect to the principal amount of notes surrendered for conversion.

      Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount ("excess amount") of our conversion obligation relating to the amount of the conversion value (the product of the closing sale price for our common stock on a given day multiplied by the then current conversion rate) above the principal amount, if any ("excess conversion obligation").

      Conversion On or Prior to 31 Trading Days Prior to Stated Maturity. If we receive a holder's conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the "final notice date"), the following procedures will apply:

      - Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

      - We will notify the holder through the trustee, at any time on or before the date that is three trading days following receipt of the holder's conversion notice (the "settlement notice period"), of the method we choose to settle the excess conversion obligation. Specifically we will indicate whether settlement of the excess conversion obligation will be 100% in common stock, 100% in cash or in a combination of cash and common stock. If we elect to settle the excess conversion obligation in a combination of cash and common stock, we will specify the percentage of the excess conversion obligation relating to the notes surrendered for conversion that we will pay in cash. The remainder of the excess conversion obligation will be settled in shares of our common stock (except that we will pay cash in lieu of issuing any fractional shares). We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the excess conversion obligation arising on different trading days in the same manner. That is, we may choose on one trading day to settle in common stock only and choose on another trading day to settle in cash or a combination of common stock and cash.

      - Settlement of our conversion obligation with respect to the principal amount of the notes and the excess conversion obligation in common stock only will occur as soon as practicable after we notify the holder that we have chosen this method of settlement.

      - Settlement of any portion of our conversion obligation, including the principal amount and/or excess amount, in cash or in a combination of common stock and cash will occur on the third trading day following the final trading day of the 20 trading day period beginning on the final trading day of the settlement notice period (the "cash settlement averaging period").

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

      -     Settlement amounts will be computed as follows:

            1. If we elect to satisfy our entire conversion obligation, including principal amount and excess amount, in common stock (other than with respect to fractional shares), we will deliver to a holder a number of shares of common stock equal to the product of (i) the aggregate principal amount of the notes to be converted divided by 1,000, multiplied by (ii) the conversion rate.

            2. If we elect to satisfy our entire conversion obligation in cash, including principal amount and excess amount, we will deliver to the holder cash in an amount equal to the product of:

                  - The product of (i) the aggregate principal amount of the notes to be converted divided by 1,000, multiplied by
                        (ii) the conversion rate, multiplied by

                  - the arithmetic average of the closing sale prices of our common stock during the cash settlement averaging period.

            3. If we elect to satisfy our conversion obligation, including principal amount and excess amount, in a combination of cash and common stock, we will deliver to the holder:

                  (a) a cash amount ("cash amount") (excluding any cash in lieu of fractional shares) equal to the product of (i) the percentage of the conversion obligation to be satisfied in cash, multiplied by (ii) the amount of cash that would be paid pursuant to paragraph number 2 above; and

                  (b) a number of shares equal to the remainder of (i) the number of shares that would be issued pursuant to paragraph number 1 above, minus (ii) the number of shares equal to the quotient of (x) the cash amount divided by (y) the arithmetic average of the closing sale prices of our common stock during the cash settlement averaging period.

      Conversion During 30 Trading Days Prior to Stated Maturity. If we receive a holder's conversion notice after the "final notice date," the following procedure will apply:

      - Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

      - We will notify the holder through the trustee of the method we choose to settle the excess conversion obligation in the same manner as set forth above under "-- Conversion On or Prior to 31 Trading Days Prior to Stated Maturity," except that we will settle all of our conversion obligations arising during the 30 trading day period prior to stated maturity in the same manner.

      - Settlement of our conversion obligation of the principal amount and the excess amount in common stock only will occur as soon as practicable after we notify the holder that we have chosen this method of settlement.

      - Settlement of any portion of the conversion obligation, including any portion of the principal amount or the excess amount, in cash or in a combination of common stock and cash will occur on the third trading day following the final trading day of the cash settlement averaging period. The "cash settlement averaging period" will be the 20 trading day period beginning on the date that is the 23rd trading day prior to the stated maturity date.

      - The settlement amount will be computed in the same manner as set forth above under "-- Conversion On or Prior to 31 Trading Days Prior to Stated Maturity."

      Additional Provisions. If any trading day during a cash settlement averaging period is not an undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which a pricing is not otherwise observed; that is, such day will not count as one of the 20 trading days that constitute the cash settlement averaging period. If this would result in a price being observed later than the eighth trading day after the last of the original 20 trading days in the cash settlement averaging period, then we will determine all prices for all delayed and undetermined prices on that eighth trading day based on our good faith estimate of our common stock's value on that date.

      An "undisrupted trading day" means a trading day on which our common stock does not experience any of the following during the one-hour period ending at the conclusion of the regular trading day:

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

      - any suspension of or limitation imposed on the trading of our common stock on any national or regional securities exchange or association or over-the-counter market;

      - any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for our common stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for, futures or options contracts relating to the common stock on any relevant national or regional securities exchange or association or over-the-counter market; or

      - any relevant national or regional securities exchange or association or over-the-counter market on which our common stock trades closes on any exchange trading day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such trading day, if, in the case of the first and second bullet points above, we determine that the effect of such suspension, limitation, disruption or impairment is material.

CONVERSION RATE ADJUSTMENTS

      We will adjust the conversion rate if any of the following events occur:

            1. we issue shares of our common stock as a dividend or distribution to all or substantially all holders of our common stock;

            2. we subdivide or combine our outstanding common stock;

            3. we issue to all or substantially all holders of our common stock certain rights or warrants to subscribe for or purchase our common stock, or securities convertible into or exchangeable or exercisable for our common stock, for a period expiring within 60 days, at less than the closing sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

            4. we distribute to all or substantially all holders of our common stock shares of our capital stock or evidences of our indebtedness or other assets, including securities, but excluding:

            -     dividends or distributions referred to in (1) above;

            -     rights or warrants referred to in (3) above;

            - dividends and distributions in connection with a reclassification, change, consolidation, merger, share exchange, sale or conveyance resulting in a change in the conversion consideration pursuant to the next succeeding paragraph; and

            -     cash dividends or distributions referred to in (6) below;

            5. we distribute to all or substantially all holders of our common stock shares of capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

            6. we distribute cash to all or substantially all holders of our common stock, including any quarterly cash dividends; or

            7. we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock.

      In the event of any:

      -     reclassification or change of our common stock;

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

      -     consolidation, merger or share exchange involving us; or

      - sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of our common stock would be entitled to receive securities, cash or other property for their common stock, upon conversion of a noteholder's notes, such noteholder will be entitled to receive the same type of consideration which such noteholder would have been entitled to receive if such noteholder had converted the notes into our common stock immediately prior to any of these events.

      If the rights provided for in our stockholder rights agreement, dated as of April 1, 1999, have separated from our common stock in accordance with the provisions of our rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion rate will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holders will receive, in addition to the cash and shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock issuable upon conversion of the notes solely into shares of our common stock at the then applicable conversion rate, if the rights had not become separated from our common stock under our rights agreement. See "Description of Capital Stock -- Stockholder Rights Plan." Our existing stockholder rights plan expires on April 15, 2009. To the extent that we adopt any future rights plan, upon conversion of the notes, you will receive, in addition to the cash and the shares of our common stock issuable upon such conversion, the rights under the future rights plan in respect of the shares of our common stock issuable upon conversion of the notes solely into shares of our common stock at the then applicable conversion rate, whether or not the rights have separated from our common stock at the time of conversion, and no adjustment to the conversion rate will be made in connection with any distribution of rights thereunder.

      A holder of notes may, in certain circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material U.S. Federal and Panamanian Income Tax Consequences -- U.S. Federal Income Tax Considerations Applicable to U.S. Holders -- Adjustment of Conversion Price."

      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event. We will give holders at least 15 days' notice of any increase in the conversion rate.

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate.

      Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.

      If a holder converts some or all of its notes into common stock during the occurrence of a registration default under the registration rights agreement, the holder will not be entitled to receive additional interest on such common stock, but will receive, with respect to the portion of the conversion obligation that we settle in common stock, 103% of the number of shares of our common stock that the holder would otherwise receive upon conversion in the absence of such registration default. See "-- Registration Rights" below.

PAYMENT AT MATURITY

      At the stated maturity date, each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest (including additional interest and additional amounts), if any, in cash to, but not including, the maturity date.

SINKING FUND

      No sinking fund is provided for the notes.

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

OPTIONAL REDEMPTION

      On or after March 15, 2011, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the redemption date. We will provide not less than 20 calendar days, nor more than 60 calendar days, notice mailed to each holder of the notes to be redeemed. When the redemption notice is given and funds deposited as required, interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

PARTIAL REDEMPTION

      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder's notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

REDEMPTION FOR TAXATION REASONS

      We may at any time redeem for cash, in whole but not in part, the notes at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any, to but excluding the redemption date if we have become or would become obligated to pay any additional amounts in respect of the notes as a result of:

            (a)(1) any change in or amendment to the laws or treaties (or regulations promulgated thereunder) of the Republic of Panama or (in the circumstances described in the next-to-last paragraph of "-- Payment of Additional Amounts" below) any relevant Territory or any political subdivision or authority or agency thereof or therein having the power to tax or (2) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced or is effective on or after the date of first original issuance of the notes, and

            (b) we cannot avoid such obligation by taking reasonable measures available to us.

      Notwithstanding the preceding, no notice of redemption will be given earlier than 60 days prior to the earliest date on which we could be obligated to pay such additional amounts if a payment in respect of the notes was then due. Prior to giving notice of any such redemption, we will deliver to the trustee (1) an officers' certificate stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures available to us and (2) a written opinion of our independent legal counsel to the effect that the circumstances referred to above exist. Following the delivery of the officers' certificate and written opinion described above, we will provide notice of redemption not less than 20 calendar days, but not more than 60 calendar days, prior to the date of redemption.

      If we have given a notice of redemption as described in the preceding paragraph, each holder of the notes will have the right to elect that such holder's notes will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we will not be required to pay additional amounts with respect to payments made on that holder's notes following the redemption date fixed by us, and all subsequent payments on such holder's notes will be subject to any tax required to be withheld or deducted by the Republic of Panama or any relevant Territory. Holders must elect their option to avoid tax redemption by written notice to the trustee no later than the 15th day prior to the redemption date fixed by us.

PURCHASE OF NOTES AT A HOLDER'S OPTION

      Holders have the right to require us to purchase all or a portion of their notes on March 15, 2011, March 15, 2014 and March 15, 2019 (each, a "purchase date"). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related notes. Also, as described in the "Risk Factors" section of this prospectus under the caption "-- We may be unable to repay or purchase the principal amount of the notes," we may not have funds sufficient to purchase notes when we are required to do so.

      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest and additional amounts), if any, to, but not including, the purchase date. If a holder elects to require us to purchase such holders notes on March 15, 2011, we must pay the purchase price in cash. If a holder elects to require us to purchase such holders notes on March 15, 2014 or March 15, 2019, we may pay the purchase price in cash, in shares of our common stock, or in any combination of cash and common stock; provided, however, that we must pay any accrued and unpaid interest (including additional interest and additional amounts), if any, on such notes in cash. However, we have the right to amend the indenture without the consent of the holder of any note to require us to settle our purchase obligation in cash. If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares to be delivered in exchange for the portion of the purchase price to be paid in our common stock will be equal to that portion of the purchase price divided by 95% of the average closing sale prices of our common stock for the five trading days ending on the third business day prior to the applicable purchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our common stock). We will not, however, deliver fractional shares in purchases using shares of our common stock as consideration. Holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of a share of common stock multiplied by such fraction.

      Because the market price of our common stock will be determined prior to the applicable purchase date, holders bear the market risk that our common stock will decline in value between the date the market price is calculated and the purchase date.

      On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

      -     the purchase price;

      - whether we will pay the purchase price of the notes in cash, shares of our common stock, or both (in which case the relative percentage will be specified);

      - if we elect to pay all or a portion of the purchase price in shares of our common stock, the method by which we are required to calculate the market price of the common stock;

      -     the name and address of the paying agent and the conversion agent;
            and

      - the procedures that holders must follow to require Willbros to purchase their notes.

      Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time, and publish such information on our corporate website.

      Our right to elect to purchase notes, in whole or in part, with shares of our common stock is subject to various conditions, including:

      - registration of the shares of our common stock to be issued upon purchase under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act'), if required;

      - qualification or registration of the shares of our common stock to be issued upon purchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

      - listing of our common stock on a national securities exchange or quoted on an inter-dealer quotation system of any registered national securities association.

      If these conditions are not satisfied by a purchase date, we will pay the purchase price of the notes to be purchased entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given holders the required notice, except as described in the preceding sentence.

      A notice electing to require us to purchase a holder's notes must state:

      -     the relevant purchase date;

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

      - if certificated notes have been issued, the certificate numbers of the notes;

      - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

      - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

      A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

      -     the principal amount of the withdrawn notes;

      - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

      - the principal amount, if any, which remains subject to the purchase notice.

      If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

      A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or shares of our common stock (as applicable) sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

      - the notes will cease to be outstanding and interest (including additional interest and additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

      - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

PURCHASE OF NOTES AT A HOLDER'S OPTION UPON A FUNDAMENTAL CHANGE

      In the event of a fundamental change, a holder will have the right to require us to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount and any accrued and unpaid interest (including additional interest and additional amounts), if any, up to, but not including, the fundamental change purchase date. Notes submitted for purchase must be $1,000 principal amount or an integral multiple thereof.

      On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase the notes and the date of the fundamental change.

      Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time, publish such information on our corporate website and notify the trustee.

      To exercise the purchase right, a holder must deliver, on or before the 20th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

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      -     the relevant purchase date;

      - if certificated notes have been issued, the certificate numbers of the notes;

      - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

      - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

      A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

      -     the principal amount of the withdrawn notes;

      - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

      - the principal amount, if any, which remains subject to the purchase notice.

      If the notes are not in certificated form, a holder's notice of withdrawal must comply with appropriate DTC procedures.

      We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

      - the notes will cease to be outstanding and interest (including additional interest and additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

      - all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and any previously accrued and unpaid interest (including additional interest and additional amounts), if any, upon delivery or transfer of the notes).

      A fundamental change will be deemed to have occurred if any of the following occurs:

      - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding voting stock;

      - during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to such board or whose nomination for election by our stockholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

      - we consolidate with or merge with or into any person or convey, transfer, sell, or otherwise dispose of or lease all or substantially all of our properties and assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or where (A) our outstanding voting stock is changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (B) our stockholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporations;

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

      - we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets:, or

      - the notes are no longer convertible into common stock that is listed on the New York Stock Exchange or another established national securities exchange or traded on an established automated over-the-counter trading market in the United States.

      However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if either:

            (1)the closing sale price of our common stock for each of at least five trading days within:

            - the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above; or

            - the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above;

      is at least equal to 105% of the quotient where the numerator is the principal amount of a note and the denominator is the conversion rate in effect on each of those five trading days; or

            (2)in the case of a merger or consolidation described in the third bullet point above, at least 95% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters' approval rights, in the merger or consolidation constituting the fundamental change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock, excluding any cash payments for fractional shares.

      For purposes of this fundamental change definition, "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under the laws of the State of New York, which governs the indenture and the notes, or under the laws of Panama, our jurisdiction of incorporation. Accordingly, a holder's ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

      Pursuant to the indenture, we will:

      - comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

      - file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

      - otherwise comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

      This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the initial purchasers.

      We could, in the future, enter into certain transactions, including recapitalizations, which would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are

                                       36

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prohibited under the indenture from incurring additional debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes, and satisfy our obligation to purchase the notes upon a fundamental change. See "Risk Factors -- There are no restrictive covenants in the notes indenture relating to our ability to incur future indebtedness or complete other financial transactions."

      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements. In the event that a fundamental change occurs at a time when we are directly or indirectly prohibited from purchasing the notes, we will within 30 days following any fundamental change:

      - obtain consents under all indebtedness required to permit the purchase of the notes tendered under a fundamental change purchase notice; or

      - repay in full all indebtedness and terminate all commitments under all indebtedness, the terms of which would prohibit the purchase of the notes tendered in connection with a fundamental change purchase notice.

      Our ability to purchase notes upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by holders. In addition, we currently have outstanding indebtedness and we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. Any failure by Willbros to purchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other debt. In addition, our ability to purchase the notes for cash may be limited by restrictions on our ability to obtain funds for such purchase through dividends from our subsidiaries and/or other provisions in agreements governing our other debt and that of our subsidiaries.

CONSOLIDATION, MERGER AND SALES OF ASSETS

      The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

      - the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, Panama or the Netherlands (even if a subsidiary of a foreign entity);

      - such person assumes all of our obligations under the notes, the indenture and the registration rights agreement under a supplemental indenture in a form reasonably satisfactory to the trustee;

      - no event of default exists under the indenture and is continuing immediately before and after giving effect to such transaction; and

      - we have delivered to the trustee an officers' certificate and an opinion of counsel with respect to such consolidation, merger or disposition and any supplemental indenture executed in connection with such transaction, as provided for in the indenture.

      Upon any such consolidation, merger or disposition in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which we are merged or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture, the notes and the registration rights agreement.

      This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the Panama, our jurisdiction of incorporation. Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

      An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

EVENTS OF DEFAULT

      Each of the following constitutes an event of default under the indenture:

      - our failure to pay principal of any note when due and payable, whether at maturity or upon acceleration;

      - our failure to pay any accrued unpaid interest (including additional interest and additional amounts) on the notes, if any, when due and payable, and continuance of such default for a period of 30 days;

      - our failure to convert notes into shares of common stock (or cash or a combination of cash and common stock if we elect) upon exercise of a holder's conversion right in accordance with the terms of the indenture;

      - our failure to redeem notes after we have exercised our redemption option;

      -     our failure to provide notice in the event of a fundamental change;

      - our failure to purchase all or any part of the notes in accordance with the provisions of "-- Purchase of Notes at a Holder's Option" or "-- Purchase of Notes at a Holder's Option Upon a Fundamental Change";

      - our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

      - default by Willbros or any of our subsidiaries under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Willbros or any of our subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

            - involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period, or

            - results in the acceleration of such indebtedness prior to its stated maturity, and

            - in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10.0 million or more;

      - there is a failure by us or any of our subsidiaries to pay final judgments not covered by insurance aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 calendar days; and

      - certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to Willbros or any of our significant subsidiaries.

      Pursuant to the indenture, the trustee shall, within 90 calendar days of the occurrence of a default known to the trustee (or within 15 calendar days after it is known to the trustee, if later), give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the interests of such registered holders, except in the case of a default under the first, second, fourth or sixth bullets above.

      If certain events of default specified in the last bullet point above shall occur with respect to us and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts), if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "-- Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes due and payable plus accrued and unpaid interest (including additional interest and additional amounts), if any; and thereupon the trustee may, at its

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

discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration accelerating the notes and the amounts due thereunder may be rescinded with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of, interest, additional amounts and additional interest, if any, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      Except with respect to a default in the payment of the principal or any accrued and unpaid interest and additional interest and additional amounts, if any, on any note, redemption price or fundamental change purchase price of any note, or in respect of a failure to convert any note into common stock (or cash or a combination of cash and common stock) as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture.

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture and as to any default in the performance of such obligations.

MODIFICATION AND WAIVER

CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

      The indenture (including the terms and conditions of the notes) cannot be modified or amended without the consent or the affirmative vote of the holder of each note affected by such change (in addition to the consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

      - change the maturity of any note or the payment date of any installment of interest or additional interest or additional amounts, if any, payable on any notes;

      - reduce the principal amount, redemption price or purchase price of, or interest (including additional interest and additional amounts), if any, on, any note;

      - change the currency of payment of principal, redemption price or purchase price of, or interest (including additional interest and additional amounts), if any, on, any note from U.S. dollars;

      - impair or adversely affect the manner of calculation or rate of accrual of interest (including additional interest and additional amounts), if any, on any note,

      - impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

      - modify our obligation to maintain a paying agent, registrar and conversion agent in the City of New York;

      - impair or adversely affect the conversion rights or purchase rights of any holders of notes;

      - modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

      - reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

      - reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

CHANGES REQUIRING MAJORITY APPROVAL

      The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

CHANGES REQUIRING NO APPROVAL

      The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

      -     add to our covenants for the benefit of the holders of notes;

      -     surrender any right or power conferred upon us;

      - provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our properties and assets occurs;

      - provide for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition described under "-- Consolidation, Merger and Sale of Assets;"

      - increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

      - require us to settle our conversion obligation or our purchase obligation in cash with respect to the principal amount of notes surrendered for conversion or purchase;

      - comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

      - make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

      - cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

      - to evidence the succession of another person to us or any other obligor upon the notes, and the assumption by any such successor of the covenants of us or such other obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture; or

      - to evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

WAIVER

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest (including additional interest and additional amounts), if any, on any note when due, (2) we fail to convert any note into common stock as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holders of each outstanding note.

      Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

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

PAYMENT OF ADDITIONAL AMOUNTS

      Unless otherwise required by Panamanian law, we will not deduct or withhold from payments made with respect to the notes on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in Panama having the power to tax. In the event that we are required to withhold or deduct on account of any Panamanian taxes due from any payment made under or with respect to the notes, we will pay additional amounts so that the net amount received by each holder of notes will equal the amount that the holder would have received if the Panamanian taxes had not been required to be withheld or deducted. The amounts that we are required to pay to preserve the net amount receivable by the holders of the notes are referred to as "additional amounts."

      Also, additional amounts will not be payable with respect to a payment made to a holder of the notes to the extent:

      - that any Panamanian taxes would not have been so imposed but for the existence of any present or former connection between the holder and Panama other than the mere receipt of the payment, the acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes or the indenture;

      - of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as described below or as otherwise provided in the indenture;

      - that any such Panamanian taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30-day period; or

      - that the holder would not be liable or subject to such withholding or deduction of Panamanian taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

            - the making of the declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

            - at least 60 days prior to the first payment date with respect to which we shall apply this fourth bullet point, we shall have notified all holders of the notes in writing that they shall be required to provide this declaration or claim.

      If we elect to redeem all of the notes as a result of our becoming obligated to pay additional amounts, as described above, holders that have elected that their notes will not be subject to such tax redemption will not be entitled to receive additional amounts with respect to payments by us following the applicable redemption date.

      We will also:

      -     withhold or deduct such Panamanian taxes as required;

      - remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

      - use reasonable efforts to obtain from each relevant taxing authority imposing the taxes certified copies of tax receipts evidencing the payment of any taxes deducted or withheld; and

      - upon request, make available to the holders of the notes, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us and, notwithstanding our efforts to obtain the receipts, if the same are not obtainable, other evidence of such payments.

      In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in Panama or the United States or any political subdivision or taxing authority of or in the foregoing with respect to the creation, issue, offering, enforcement, redemption or retirement of the notes.

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

      At least 30 calendar days prior to each date on which any payment under or with respect to the notes is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officers' certificate stating the fact that such additional amounts will also be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such additional amounts to holders of the notes on the payment date.

      If payments with respect to the notes become subject generally to the taxing jurisdiction of any Territory or any political subdivision or taxing authority having power to tax, other than or in addition to Panama or any political subdivision or taxing authority in Panama having the power to tax, immediately upon becoming aware thereof we will notify the trustee of such event, and we will pay any additional amounts in respect thereof on terms corresponding to the terms of the foregoing provisions of this "-- Payment of Additional Amounts" section with the substitution for (or, as the case may be, in addition to) the references herein to Panama or any political subdivision or taxing authority in Panama having the power to tax of references to that other or additional Territory or any political subdivision or taxing authority in such Territory having the power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. The term "Territory" means for this purpose any jurisdiction in which we are incorporated or in which we have our place of central management or central control.

      In the event that we are required to pay additional amounts with respect to a payment made to a holder of the notes, we may elect to redeem all of the notes for cash as described in "-- Redemption for Taxation Reasons."

REGISTRATION RIGHTS

      We and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the notes. Pursuant to the registration rights agreement, we will, at our expense use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of:

      - two years after the last date of original issuance of any of the notes;

      - the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of Willbros are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

      - the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver the selling securityholder election and questionnaire described below are registered under the shelf registration statement of which this prospectus is a part and disposed of in accordance with such shelf registration statement; and

      - the date when all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise) or have been disposed of in accordance with the shelf registration statement.

      We have filed the registration statement of which this prospectus is a part to meet our obligations under the registration rights agreement. We delivered a notice and questionnaire to each holder which was to be completed and delivered by each holder interested in selling their notes and common stock pursuant to the initial registration statement of which this prospectus is a part. In order to sell the notes or common stock issuable upon conversion of the notes upon effectiveness of the initial registration statement of which this prospectus is a part, a holder must have completed and delivered the questionnaire to us by the 20th day after receipt of the questionnaire. We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the registration statement.

      After effectiveness of the initial shelf registration statement of which this prospectus is a part, upon our receipt of a completed and signed election and questionnaire from a holder, we will prepare and file (a) a prospectus supplement as soon as practicable or (b) if required, a post-effective amendment to the shelf registration statement of which this prospectus is a part or an additional shelf registration statement as soon as reasonably practicable after the end of each fiscal quarter. Accordingly, each holder that submits a completed and signed election and questionnaire after the initial deadline may experience delay in being named as a selling securityholder in the registration statement of which this prospectus is a part and may not deliver a prospectus in connection with the resale of such holder's notes or common stock issued upon conversion of the notes until such holder is named as a selling securityholder in the registration statement.

      We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit a holder's ability to sell such notes and/or shares of common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.

      We will:

      - provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

      - notify each such holder when a shelf registration statement has become effective; and

      - take certain other actions as are required to permit unrestricted resales of the notes and common stock issuable upon conversion of the notes.

      Each holder who sells securities pursuant to the shelf registration statement generally will be:

      - required to be named as a selling securityholder in the related prospectus;

      -     required to deliver a prospectus to the purchaser;

      - subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

      - bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

      We may suspend the holders' use of the prospectus for a period not to exceed 30 calendar days (subject, in certain circumstances to an extension to 45 days) in any 90 calendar day period, and not to exceed an aggregate of 120 calendar days in any 360 calendar day period, if:

      - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

      - we determine in good faith that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 calendar days to 45 calendar days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

      Upon the resale of notes or common stock issued upon conversion of the notes, each selling securityholder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

      - identify the sale as a transfer pursuant to the shelf registration statement;

      - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

      - certify that the selling securityholder and the aggregate principal amount of the notes and/or number of shares of our common stock owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

      If:

      - the initial shelf registration statement of which this prospectus is a part has not been declared effective by the SEC on or prior to 180 calendar days after March 12, 2004;

      - the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes and common stock issuable upon conversion of the notes and we do not cause the shelf registration statement to become effective or usable within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act;

      - if applicable, we do not terminate the suspension period by the 30th or 45th calendar day, as the case may be, or a suspension period exceeds an aggregate of 120 calendar days in any 360 calendar day period; or

      - subsequent to the effectiveness of the initial registration statement of which this prospectus is a part, we shall fail to comply with our obligation to name in the prospectus, as a selling securityholder, a holder of notes and/or common stock issuable upon conversion of the notes who has returned a completed and signed election and questionnaire;

each such event referred to in the bullet points above being referred to as a "registration default," then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date of the shelf registration statement is no longer required to be kept effective. Additional interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90 calendar day period and 0.50% thereafter of the principal amount of such notes. If a holder converts some or all of its notes into common stock during the occurrence of a registration default, the holder will not be entitled to receive additional interest on such common stock, but will receive, with respect to the portion of the conversion obligation that we settle in common stock, 103% of the number of shares of our common stock the holder would otherwise receive upon conversion in the absence of such registration default. While holders of notes have the right to specifically enforce our registration obligations, we will have no other liability for monetary damages with respect to any of our registration obligations.

FORM, DENOMINATION AND REGISTRATION

DENOMINATION AND REGISTRATION

      The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

GLOBAL NOTES

      Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

      Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

      -     will not be entitled to have certificates registered in their names;

      - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

      -     will not be considered holders of the global notes.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal, accrued interest (including additional interest and additional amounts), if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of the Company, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC's current practice, upon receipt of any payment of principal, accrued interest (including additional interest and additional amounts), if any, on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

      If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

      DTC has advised us that DTC is:

      - a limited purpose trust company organized under the laws of the State of New York;

      -     a member of the Federal Reserve System;

      - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

      - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, we will cause notes to be issued in definitive registered form in exchange for the global notes. None of Willbros, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

TRANSFER AND EXCHANGE

      A holder may transfer or exchange the notes only in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note in respect of which a fundamental change or other purchase notice has been given and not withdrawn by the holder thereof.

SATISFACTION AND DISCHARGE

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

GOVERNING LAW

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE, TRANSFER AGENT AND REGISTRAR

      JPMorgan Chase Bank, as trustee, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. JPMorgan Chase Bank or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

      Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

CALCULATIONS IN RESPECT OF NOTES

      Except as otherwise provided in the indenture, we or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

PURCHASE AND CANCELLATION OF NOTES

      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

REPLACEMENT OF NOTES

      We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

CONSENT TO JURISDICTION

      The indenture governing the notes will provide that any suit, action or proceeding with respect to the indenture or the notes may be brought in any New York state or federal court located in the Borough of Manhattan in the City of New York, and we will submit to the non-exclusive jurisdiction of such courts.

INDEMNIFICATION FOR FOREIGN CURRENCY JUDGMENTS

      Our obligations to any holder of the notes or the trustee shall, notwithstanding any judgment in a currency (the "judgment currency") other than United States dollars, be discharged only to the extent that on the first business day following receipt of any amount in the judgment currency, such holder of notes or the trustee may, in accordance with normal banking procedures, purchase United States dollars with the judgment currency in the City of New York, New York. If the amount of the United States dollars that could be so purchased is less than the amount originally to be paid to such holder of notes or the trustee in United States dollars, we agree, as a separate obligation and notwithstanding such judgment, to pay to such holder of notes or the trustee the difference, and if the amount of the United States dollars that could be so purchased exceeds the amount originally to be paid to such holder of notes or the trustee, such holder of notes or the trustee agrees to pay to or for our account such excess. The holder of notes or the trustee shall not have any obligation to pay any such excess as long as a default by us in respect of our obligations to pay when due any principal of, or interest (including additional interest and additional amounts), if any, on the notes, or any other amounts due under the indenture has occurred and is continuing, in which case such excess may be applied by such holder of notes or the trustee to such payment obligations.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      We have 36,000,000 authorized shares of capital stock, consisting of (a) 35,000,000 shares of common stock, par value $0.05 per share; and (b) 1,000,000 shares of Class A preferred stock, par value $0.01 per share.

COMMON STOCK

      As of July 31, 2004, 21,119,798 shares of our common stock were outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable, and any shares issued upon conversion of the notes offered hereby will be fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors. Holders of our common stock have no right to cumulate their votes in the election of directors. Subject to the rights of any then-outstanding shares of our preferred stock, the holders of our common stock are entitled to receive dividends as may be declared in the discretion of the board of directors out of funds legally available for the payment of dividends. We are subject to restrictions on the payment of dividends under the provisions of our senior secured credit facility.

      The holders of our common stock are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after we pay or provide for all liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding. The holders of our common stock have no preemptive, subscription, conversion or redemption rights. There are no governmental laws or regulations in the Republic of Panama affecting the remittance of dividends, interest and other payments to our nonresident stockholders so long as we continue not to engage in business in the Republic of Panama.

      Our articles of incorporation contain restrictions, subject to the determination by the board of directors in good faith and in its sole discretion, on the transfer of any shares of our common stock in order to prevent us from becoming a "controlled foreign corporation" under United States tax law. See "-- Anti-Takeover Effects of Provisions of Our Articles of Incorporation and By-laws."

CLASS A PREFERRED STOCK

      As of the date of this prospectus, there were no outstanding shares of our Class A preferred stock; however, the board of directors has reserved for issuance pursuant to our Stockholder Rights Plan described below 35,000 shares of Series A junior participating preferred stock. Class A preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock.

      The specific matters that the board of directors may determine include the following:

      -     the designation of each series;

      -     the number of shares of each series;

      -     the rate of any dividends;

      -     whether any dividends will be cumulative or non-cumulative;

      -     the terms of any redemption;

      - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

      -     rights and terms of any conversion or exchange;

      - restrictions on the issuance of shares of the same series or any other series; and

      -     any voting rights.

      The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could:

      - decrease the amount of earnings and assets available for distribution to holders of common stock;

      - adversely affect the rights and powers, including voting rights, of holders of common stock; and

      - have the effect of delaying, deferring or preventing a change in control.

      For example, the board of directors, with its broad power to establish the rights and preferences of authorized but unissued Class A preferred stock, could issue one or more series of Class A preferred stock entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Class A preferred stock into a larger number of shares of common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

STOCKHOLDER RIGHTS PLAN

      On April 1, 1999, our Board of Directors approved a rights agreement with Mellon Investor Services LLC, as rights agent, and declared a distribution of one preferred share purchase right ("Right") for each outstanding share of common stock. Each Right, when it becomes exercisable, entitles its registered holder to purchase one one-thousandth of a share of Series A junior participating preferred stock ("Series A preferred stock") at a price of $30 per one one-thousandth of a share.

      The Rights are attached to and trade with shares of our common stock. Currently, the Rights are not exercisable and there are no separate certificates representing the Rights. If the Rights become exercisable, we will distribute separate Rights certificates. Until that time and as long as the Rights are outstanding, any transfer of shares of our common stock will also constitute the transfer of the Rights associated with those common shares. The Rights will expire on April 15, 2009, unless we redeem or exchange the Rights before that date.

      The Rights will become exercisable upon the earlier to occur of:

      - the public announcement that a person or group of persons has acquired 15% or more of our common stock, except in connection with an offer approved by our board of directors; or

      - 10 days, or a later date determined by our board of directors, after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person or group of persons acquiring 15% or more of our common stock.

      If any person or group of persons acquire 15% or more of our common stock, except in connection with an offer approved by our board of directors, each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive that number of shares of our common stock or Series A preferred stock having a value equal to two times the exercise price of the Right.

      In the event that any person or group acquires 15% or more of our common stock and either (a) we are acquired in a merger or other business combination in which the holders of all of our common stock immediately prior to the transaction are not the holders of all of the surviving corporation's voting power or (b) more than 50% of our assets or earning power is sold or transferred, then each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive common shares of the acquiring company having a value equal to two times the exercise price of the Right.

      The Rights are redeemable in whole, but not in part, by action of the board of directors at a price of $.005 per Right prior to the earlier to occur of a person or group acquiring 15% of our common stock or the expiration of the Rights. Following the public announcement that a person or group has acquired 15% of our common stock, the Rights are redeemable in whole, but not in part, by action of the board of directors at a price of $.005 per Right, provided the redemption is in connection with a merger or other business combination involving our company in which all the holders of our common stock are treated alike and which does not involve the acquiring person or its affiliates.

      In the event shares of Series A preferred stock are issued upon the exercise of the Rights, holders of the Series A preferred stock will be entitled to receive, in preference to holders of common stock, a quarterly dividend payment in an amount per share equal to the greater of (a) $10 or (b) 1,000 times the dividend declared per share of common stock. The Series A preferred stock dividends are cumulative but do not bear interest. Shares of Series A preferred stock are not redeemable. In the event of liquidation, the holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the common stock receive a liquidation payment of $1.00 per share, the holders of the Series A preferred stock and the holders of the common stock will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each share of Series A preferred stock and common stock so held, respectively. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by antidilution provisions.

      Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. In the event that the amount of accrued and unpaid dividends on the Series A preferred stock is equivalent to six full quarterly dividends or more, the holders of the Series A preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all cumulative dividends on the Series A preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

      The stockholder rights plan is designed to deter coercive takeover tactics that attempt to gain control of our company without paying all stockholders a fair price. The plan discourages hostile takeovers by effectively allowing our stockholders to acquire shares of our capital stock at a discount following a hostile acquisition of a large block of our outstanding common stock and by increasing the value of consideration to be received by stockholders in specified transactions following an acquisition.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

      Our articles of incorporation, as amended and restated, and our restated by-laws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS

      Our articles of incorporation provide for the board of directors to be divided into three classes of directors serving staggered three-year terms, with the numbers of directors in the three classes to be as nearly equal as possible. Any director may be removed from office but only for cause and only by the affirmative vote of a majority of the then outstanding shares of stock entitled to vote on the matter. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our articles of incorporation. Any proposal to amend or repeal the provisions of our articles of incorporation relating to the matters contained above in this paragraph requires the affirmative vote of the holders of 75% or more of the outstanding shares of stock entitled to vote on the matter.

UNANIMOUS CONSENT OF STOCKHOLDERS REQUIRED FOR ACTION BY WRITTEN CONSENT

      Under our restated by-laws, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

ISSUANCE OF PREFERRED STOCK

      As described above, our articles of incorporation authorize a class of undesignated Class A preferred stock consisting of 1,000,000 shares. Class A preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

RESTRICTIONS ON TRANSFER OF COMMON STOCK

      Our articles of incorporation provide for restrictions on the transfer of any shares of our common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law. Any purported transfer, including a sale, gift, assignment, devise or other disposition of common stock, which would result in a person or persons becoming the beneficial owner of 10% or more of the issued and outstanding shares of our common stock, is subject to a determination by our board of directors in good faith, in its sole discretion, that the transfer would not in any way, directly or indirectly, affect our status as a non-controlled foreign corporation. The transferee or transferor to be involved in a proposed transfer must give written notice to our Secretary not less than 30 days prior to the proposed transfer. In the event of an attempted transfer in violation of the provisions of our articles of incorporation relating to the matters contained in this paragraph, the purported transferee will acquire no rights whatsoever in the transferred shares of common stock. Nothing in this provision, however, precludes the settlement of any transactions entered into through the facilities of the New York Stock Exchange. If the board of directors determines that a transfer has taken place in violation of these restrictions, the board of directors may take any action it deems advisable to refuse to give effect to or to prevent the transfer, including instituting judicial proceedings to enjoin the transfer.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock, as well as the rights agent under our rights agreement, is Mellon Investor Services LLC.

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                         DESCRIPTION OF CREDIT FACILITY

      On March 12, 2004, we replaced our prior credit facility with a new three-year $150.0 million credit facility with availability governed by a borrowing base determination. The borrowing base is determined monthly based on the submission of a borrowing base report which calculates the borrowing base as the combination of certain percentages of our current and fixed assets at the date of the borrowing base report. Availability under the borrowing base will be used to support the issuance of letters of credit and for cash borrowings. Cash borrowings under the facility may not exceed $30.0 million. The amount available under the credit facility is limited to the lesser of $150.0 million or the borrowing base. At June 30, 2004, the borrowing base was $105.8 million.

      Outstanding advances under the new senior secured credit facility bear interest payable quarterly at a floating rate based on the base rate as defined in the credit agreement or, at our option, at a fixed rate for up to six months based on the Eurodollar market rate ("LIBOR"). Our interest rate increments above the alternate base rate or LIBOR will vary based on the ratio of our total debt outstanding to our Adjusted EBITDA, as defined in the credit agreement. In addition, we will pay a commitment fee ranging from 0.375% to 0.625% per annum on the unused portion of the commitment.

      The new credit facility is secured by a first priority lien on substantially all of our assets and is guaranteed by all of our operating subsidiaries. It contains customary covenants, including, among other things:

      -     maintenance of consolidated tangible net worth;

      -     maintenance of a fixed charge coverage ratio;

      -     limitations on the creation of liens;

      -     limitations on total indebtedness and lease transactions;

      - limitations on our ability to make cash payments in respect of the notes (other than scheduled payments of interest, additional interest and additional amounts, if any) prior to their stated maturity, including upon the occurrence of a fundamental change;

      -     limitations on certain acquisitions, mergers and investments;

      -     limitations on transactions with affiliates; and

      -     limitations on changes in business, structure or accounting policy.

      The new credit facility includes customary events of default, including, among other things, and subject to applicable grace periods, if any:

      - our failure to make any payment of principal of, or interest on, any loan under the new credit facility when due and payable;

      - breaches of any representations or warranties in any material respect when made;

      - breaches of certain agreements and covenants, including reporting requirements and negative covenants;

      -     certain acts of bankruptcy, insolvency or dissolution;

      - a default in payment under any other debt of ours (including the notes) or of our operating subsidiaries in excess of $3 million;

      - any judgment or order for the payment of money in excess of $3 million (not otherwise covered by insurance less deductible) is rendered against us or any of our operating subsidiaries;

      - any non-monetary judgment is rendered against us or any of our operating subsidiaries that could be expected to have a material adverse effect on us and our subsidiaries, taken as a whole;

      -     incurrence of a loss of more that $15 million on any one project;
            and

      -     certain change of control events.

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          MATERIAL U.S. FEDERAL AND PANAMANIAN INCOME TAX CONSEQUENCES

      The following discussion under " -- U.S. Federal Income Taxation of Willbros Group, Inc. and Its Subsidiaries," " -- U.S. Federal Income Tax Considerations Applicable to U.S. Holders" and " -- U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders" summarizes the opinion of Sidley Austin Brown & Wood LLP, our special United States tax counsel, as to certain material United States federal income tax consequences with respect to the acquisition, ownership and disposition of notes and our common stock. The following discussion under " -- Panamanian Tax" constitutes the opinion of Arias, Fabrega & Fabrega, our Panamanian counsel, as to certain material Panamanian income tax consequences applicable to us and a holder of notes or our common stock. We have filed these opinions with the Securities and Exchange Commission as exhibits to the registration statement related to this prospectus. See "Where You Can Find More Information."

      The following discussion is based upon the tax laws of the United States and Panama as in effect on the date of this prospectus. This discussion does not take into account U.S. state or local tax laws, or tax laws of jurisdictions outside the United States and Panama. This discussion is not tax advice nor does it purport to be a complete analysis or listing of all the potential tax consequences of holding notes or our common stock, nor does it purport to furnish information in the level of detail or with attention to your specific tax circumstances that would be provided by your own tax advisor. Accordingly, if you are considering purchasing notes or our common stock, we suggest that you consult with your own tax advisors as to the United States, Panamanian or other state, local or foreign tax consequences to you of the acquisition, ownership and disposition of notes or our common stock.

      Sidley Austin Brown & Wood LLP, our special United States tax counsel, is opining on certain United States federal income tax issues in connection with this offering. Sidley Austin Brown & Wood LLP has advised us that its opinion is not binding on the Internal Revenue Service ("IRS") or on any court and that no assurance can be given that the IRS will not challenge any of the conclusions in such opinion or that such a challenge would not be successful. Such opinion of Sidley Austin Brown & Wood LLP relies upon and is premised on the accuracy of factual statements and representations by us concerning our business and properties, ownership, organization, sources of income and manner of operation.

      The statements made herein with respect to U.S. federal income tax are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, IRS rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes or our common stock.

U.S. FEDERAL INCOME TAXATION OF WILLBROS GROUP, INC. AND ITS SUBSIDIARIES

      A foreign corporation that is engaged in the conduct of a trade or business in the United States is taxable at graduated rates on its income that is "effectively connected" with such trade or business. For this purpose, "effectively connected income" includes U.S.-source income other than certain types of passive income and capital gains, and, if the taxpayer has an office or other fixed place of business in the United States, certain foreign-source dividends, interest, rents, royalties and income from the sale of property. The activities of Willbros Group, Inc. and its non-U.S. subsidiaries are carried out in a manner that is intended to prevent each of such corporations from being engaged in the conduct of a trade or business in the United States. Based on representations made by us and on the assumption that the operations of Willbros Group, Inc. and its foreign subsidiaries continue to be conducted in the manner they are presently conducted, Sidley Austin Brown & Wood LLP is of the opinion that, with exceptions not likely to be material, the income currently earned by Willbros Group, Inc. and its non-U.S. subsidiaries should not be treated as effectively connected income subject to U.S. federal income tax even if such corporations were determined to be engaged in the conduct of a trade or business in the United States. However, if any material amount of income earned, currently or historically, by Willbros Group, Inc. or its non-U.S. subsidiaries from operations outside the United States constituted income effectively connected to a United States trade or business, and as a result became taxable in the United States, our consolidated operating results could be materially and adversely affected.

      Our U.S. subsidiaries will be subject to U.S. federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits. Moreover, it should be noted that in the event that any of the United States subsidiaries of Willbros Group, Inc. performs services for Willbros Group, Inc. or its non-U.S. subsidiaries at rates that are not commensurate with the standard rates that would be charged to an unrelated party at arm's length for similar services, the IRS would be able, pursuant to Section 482 of the Code, to allocate additional income to such U.S. subsidiaries to reflect arm's-length charges for such services.

      Distributions by our U.S. subsidiaries to us or to our non-U.S. subsidiaries may be subject to U.S. withholding tax.

      There is no income tax treaty between Panama and the United States.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

      The following is a summary of certain material U.S. federal income tax considerations generally applicable to a U.S. holder who acquires notes and common stock issued upon their conversion. As used in this summary of U.S. federal income tax considerations, the term "U.S. holder" means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is
(i) a citizen or resident of the United States, (ii) a corporation, or an entity treated as a corporation, formed under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (iv) in general, a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" have the authority to control all substantial decisions of the trust.

      This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of U.S. holders, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. This summary also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law as applicable to U.S. holders of the notes and common stock. In addition, this discussion is limited to purchasers of notes who acquire the notes at their original issue price and who will hold the notes and common stock as "capital assets" (generally, for investment).

      All prospective purchasers of the notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

      This summary does not consider the U.S. federal income tax consequences of the holding or the disposition of the notes or common stock by a partnership. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) or other pass-through entity is a beneficial owner of the notes or common stock, the U.S. federal income tax treatment of a partner or other owner of a pass-through entity generally will depend upon the status of the partner or other owner and the activities of the partnership or other pass-through entity. A holder of the notes or common stock that is a partnership or other pass-through entity, and its partners or owners, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and common shares into which the notes may be converted.

INTEREST ON NOTES

      A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with the U.S. holder's regular method of U.S. federal income tax accounting. Such interest will be treated as income from outside the United States but generally will be "passive income" or, in the case of certain types of U.S. holders, "financial services income" for U.S. foreign tax credit purposes.

ADDITIONAL PAYMENTS

      In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest or principal. For example, as more fully described under "Description of Notes -- Registration Rights," in the event of a "registration default" we will be required to pay additional interest to holders of the notes. Although the matter is not free from doubt, we intend to take the position that the contingency that we will make such additional payments is "remote" within the meaning of the applicable Treasury regulations and do not intend to treat the possibility of such payments as causing the notes to be considered issued with original issue discount or as requiring the notes to be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. On that basis, we believe that such additional payments, if any, will be taxable to a U.S. holder as ordinary income at the time such payments accrue or are received in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

CONVERSION OF NOTES INTO COMMON STOCK

      A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to (i) cash received in lieu of a fractional common share and (ii) common shares that are considered attributable to accrued but unpaid interest not previously included in gross income. Cash received in lieu of a fractional common share should generally be

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treated as a payment in exchange for the fractional common share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of a fractional common share generally will equal the difference between the amount of cash received and the amount of the adjusted tax basis allocable to the fractional common share, and will be long-term capital gain or loss if the U.S. holder will have held the note for more than one year at the time of conversion. See "-- Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock," below, for a discussion of the consequences of capital-gain treatment. The fair market value of common shares that are considered attributable to accrued but unpaid interest generally will be taxable to the U.S. holder as interest to the extent not previously included in gross income.

      The initial tax basis of common shares received on conversion (other than common shares attributable to accrued but unpaid interest not previously included in gross income) will equal the adjusted tax basis of the note converted, reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash. The initial tax basis of common shares attributable to accrued but unpaid interest will be the fair market value of such common shares. The holding period for the common shares received on conversion will generally include the period during which the converted note was held prior to conversion. The holding period for common shares attributable to accrued but unpaid interest will, however, commence on the day following the date of conversion.

CONVERSION OF NOTES INTO CASH OR COMMON STOCK AND CASH

      As discussed above under "Description of Notes -- Conversion -- Payment Upon Conversion," we will have the option to deliver cash in lieu of some or all of the common shares to be delivered upon conversion of the notes. If a U.S. holder converts a note and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the note, having the consequences for the holder described below under "-- Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock."

      If a U.S. holder converts a note and we deliver a combination of common stock and cash, and such cash is not merely received in lieu of a fractional common share, the U.S. federal income tax treatment to the holder will depend on whether the note is a "security" for U.S. federal income tax purposes. For U.S. federal income tax purposes, the transaction will be treated as an exchange of the note for a combination of cash and common shares. Assuming the note is a security for U.S. federal income tax purposes, which is likely, a U.S. holder will be required to recognize the gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (being the excess, if any, of the fair market value of the common shares received plus the cash received over the adjusted tax basis in the note exchanged therefor) and (ii) the cash received. Such gain generally will be long-term capital gain if the U.S. holder will have held the note for more than one year at the time of the exchange. See "-- Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock" below, for a discussion of the consequences of capital-gain treatment. The U.S. holder's adjusted tax basis in the common shares received generally will equal the adjusted tax basis in the note exchanged, decreased by the cash received and increased by the amount of gain recognized. The U.S. holder's holding period in the common shares received upon exchange of the note will include the holding period of the note so exchanged.

      If the notes are not treated as securities for U.S. federal income tax purposes, then the delivery of a combination of common shares and cash upon the conversion of a note would be treated either as a bifurcated transaction or a fully taxable transaction. Pursuant to the treatment as a bifurcated transaction, the U.S. holder would not recognize any income, gain or loss upon the portion of the note converted into common shares (excluding the shares attributable to accrued interest), and the cash payment would be treated as proceeds from the redemption of a portion of the note and taxed in the manner described under "-- Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock" below. In such case, the U.S. holder's adjusted tax basis in the note would be allocated pro rata between the common shares received and the portion of the note that is treated as redeemed for cash. The holding period for the common shares received in the conversion would include the holding period for the note.

      In either case, a U.S. holder should be entitled to treat any cash received in the exchange as applied first to the satisfaction of any accrued but unpaid interest on the note. U.S. holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

ADJUSTMENT OF CONVERSION PRICE

      The conversion price of the notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Procedures -- Conversion Rate Adjustments". Certain adjustments (or failures to make adjustments) to the conversion price of the notes may result in a taxable constructive dividend distribution to a U.S. holder of a note. This will occur if and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common stock), increase the proportionate interest of a U.S. holder of a note in the fully diluted common

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

shares. The amount of any constructive dividend distribution will be limited to the amount of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Because a constructive dividend distribution may occur whether or not a U.S. holder ever exercises the conversion privilege, the holder may recognize income even though the holder does not receive any cash or property as a result of the adjustment (or failure to adjust). Adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution in the interest of the holders of the notes, however, will generally not be considered to result in a constructive dividend distribution.

PURCHASE OF NOTES

      If a U.S. holder requires us to purchase a note and we pay the purchase price in cash, the U.S. holder will have the tax consequences described below under "-- Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock."

      If a U.S. holder requires us to purchase a note and we elect to pay the purchase price with common stock, the U.S. holder generally should have the same tax consequences as if the U.S. holder had converted the note into common stock. See "-- Conversion of Notes Into Common Stock" above.

      If a U.S. holder requires us to purchase a note and we deliver a combination of common stock and cash in satisfaction of our purchase obligation, the U.S. holder generally should have the same tax consequences as if the U.S. holder had converted the note into a combination of common stock and cash. See "-- Conversion of Notes Into Cash or Common Stock and Cash" above.

SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF NOTES OR COMMON STOCK

      Subject to the passive foreign investment company ("PFIC") rules discussed below, gain or loss, if any, realized by a U.S. holder on the sale, exchange (other than a conversion or a purchase for common stock or a combination of cash and common stock, as discussed above), redemption or other disposition of a note or common share will generally be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. holder's adjusted tax basis in the note or common share and the amount realized on the disposition (other than, in the case of a note, any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income). A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. A U.S. holder's adjusted tax basis in a common share acquired through conversion of a note is discussed above.

      Gain or loss realized on the sale, exchange, redemption or other disposition of a note or common share generally will be long-term capital gain or loss if at the time of the disposition the note or common share has been held for more than one year. For non-corporate taxpayers, including individuals, net long-term capital gains generally are taxed at a lower rate than ordinary income (generally 15% for most long-term gains recognized in taxable years beginning on or before December 31, 2008). The deductibility of capital losses may be subject to limitation. Any gain or loss realized by a U.S. holder on the sale of a note or a common share will generally constitute U.S. source gain or loss for foreign tax credit purposes.

DISTRIBUTIONS ON COMMON STOCK

      Subject to the PFIC rules discussed below, the gross amount of any distribution by us with respect to common shares generally will be included in the gross income of a U.S. holder as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends-received deduction generally allowed to corporations under the Code. However, provided that we are not a PFIC, such dividends should be "qualified dividend income," which, if received by a U.S. holder that is a non-corporate taxpayer, including an individual, in taxable years beginning on or before December 31, 2008, is subject to tax at the rates applicable to net long-term capital gain, discussed above. Qualified dividend income does not include dividends received on common shares with respect to which the U.S. holder has not met a minimum holding-period requirement or to the extent the U.S. holder is obligated to make related payments with respect to substantially similar or related property (e.g., in a short sale of such shares).

      To the extent that the amount of any distribution exceeds our accumulated earnings and profits and our earnings and profits for the current taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common shares and, to the extent that such distribution exceeds the U.S. holder's adjusted tax basis in the common shares, will be taxed as a capital gain from the sale or exchange of the common shares.

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

      If we are not a "United States-owned foreign corporation" as defined below, dividends we pay on the common stock will generally be treated for U.S. foreign tax credit purposes as foreign source "passive income" or, in the case of certain types of U.S. holders, "financial services income." If, and for so long as, we are a United States-owned foreign corporation, dividends we pay on the common stock may, subject to certain exceptions, instead be treated for U.S. foreign tax credit purposes as either foreign-source "passive income" (or "financial services income") or as U.S.-source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and U.S. sources, respectively. We will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is held, directly or indirectly, by U.S. persons. No assurance can be given as to whether we will be treated as a United States-owned foreign corporation.

CONTROLLED FOREIGN CORPORATION RULES

      Under the Code, a foreign corporation will be a controlled foreign corporation ("CFC") if "United States shareholders" own, on any day during the corporation's taxable year, more than 50% of either the total combined voting power of all classes of stock entitled to vote or the total value of such corporation's stock. A "United States shareholder" is a U.S. person who owns (after applying certain attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote. If Willbros Group, Inc. or any of its non-U.S. subsidiaries were to become a CFC, then each person who is a United States shareholder of Willbros Group, Inc. would be subject to federal income taxation on such person's share of certain types of income earned by such corporation. The articles of incorporation of Willbros Group, Inc. contain restrictions designed to prevent it from becoming a CFC. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of Our Articles of Incorporation and By-laws" above. Based on representations made by the management of Willbros Group, Inc. regarding the nature of the ownership of our common stock (including the representation that, based on the information available to us, we believe that there is no U.S. person who (after applying the relevant attribution rules) owns 10% or more of the voting power of our common stock), Sidley Austin Brown & Wood LLP is of the opinion that Willbros Group, Inc. and its non-U.S. subsidiaries are not CFCs. (The references in this paragraph to non-U.S. subsidiaries of Willbros Group, Inc. do not include foreign subsidiaries of a U.S. subsidiary of ours, which foreign subsidiaries are CFCs because they have a U.S. parent corporation. Certain types of income realized by such foreign subsidiaries will be taxable to that U.S. subsidiary).

PASSIVE FOREIGN INVESTMENT COMPANY RULES

      If we were to be treated as a PFIC, U.S. holders of the notes or common stock could be subject to higher U.S. federal income taxes on certain distributions, and on any gain recognized on the disposition of the notes (other than by conversion) or the common stock, than otherwise would apply. A non-U.S. corporation will be classified as a PFIC if 75% or more of its gross income for the taxable year is passive income or if the value of the assets it holds during the taxable year that produce passive income (or are held for the production of passive income) is at least 50% of the total value of its assets, taking into account a proportionate share of the income and assets of corporations at least 25% owned by such corporation. Based on representations made by the management of Willbros Group, Inc. regarding the nature of the income and assets of Willbros Group, Inc. and its subsidiaries, Sidley Austin Brown & Wood LLP is of the opinion that Willbros Group, Inc. is not a PFIC. However, because the PFIC determination will be made annually on the basis of our income and assets, and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we will not be a PFIC in the current or subsequent taxable years. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences to them if we were treated as a PFIC.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax (currently at the rate of 28%) from payments subject to information reporting if the recipient fails to provide his or her taxpayer identification number to the payor, furnishes an incorrect identification number or repeatedly fails to report interest or dividends on his or her U.S. federal income tax returns. The information reporting and backup withholding rules do not apply to payments to corporations, tax-exempt organizations and other exempt recipients.

      Payments of interest, dividends or proceeds of the sale or other disposition of notes or common stock to a U.S. holder that is not an exempt recipient will be subject to information reporting and backup withholding will apply unless the holder provides us or our paying agent with a correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding.

      Any amounts withheld from a payment to a U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

      As used herein, the term "non-U.S. holder" means a beneficial owner of a note or our common stock that is not a U.S. holder (which term is defined under "-- U.S. Federal Income Tax Considerations Applicable to U.S. Holders" above).

      All payments on the notes made to a non-U.S. holder, including a payment in our common stock or cash pursuant to a conversion, exchange, redemption or retirement, and any gain realized on a sale of the notes generally will be exempt from U.S. federal income and withholding tax, except as described below.

      Assuming that Willbros Group, Inc. is not at any time engaged in a U.S. trade or business, dividends on our common stock generally should not be subject to U.S. federal income tax in the hands of a non-U.S. holder. Gain from the sale, exchange or redemption of our common stock generally should not be subject to U.S. federal income tax in the hands of a non-U.S. holder.

      If a non-U.S. holder holds a note or our common stock in connection with a U.S. trade or business carried on by such non-U.S. holder (and, if an applicable tax treaty applies, a U.S. permanent establishment is maintained by such non-U.S. holder), or if such non-U.S. holder is an individual who was present in the United States for 183 days or more during a taxable year in which gain from the sale or other disposition of a note or our common stock is realized, then such non-U.S. holder may be subject to U.S. federal income tax on its interest or dividend income or its gain with respect to a note or our common stock, depending on such non-U.S. holder's particular circumstances.

      Payments of interest on the notes, and dividends on our common stock, which are made to non-U.S. holders and their proceeds from the disposition of a note or our common stock generally will not be subject to information reporting or backup withholding if certain certification and identification procedures are met or an exemption otherwise applies.

PANAMANIAN TAX

      The following discussion of Panamanian tax matters is based upon the tax laws of Panama and regulations thereunder in effect as of the date of this prospectus, and is subject to any subsequent change in Panamanian laws and regulations which may come into effect after such date. The material Panamanian tax consequences of ownership of the notes and shares of our common stock are as follows.

GENERAL

      Panama's income tax is exclusively territorial. Only income actually derived from sources within Panama is subject to taxation. Income derived by Panama corporations, foreign corporations or individuals from off-shore operations is not taxable. The territorial principle of taxation has been in force throughout the history of the country and is supported by legislation, administrative regulations and court decisions. We have not been in the past and do not in the future expect to be subject to income taxes in Panama because all of our income has arisen from activities conducted entirely outside Panama. This is the case even though we maintain our registered office in Panama.

TAXATION OF INTEREST, DISTRIBUTIONS AND CAPITAL GAINS

      There will be no Panamanian taxes on payments of interest, distribution of dividends or capital gains realized by an individual or corporation, regardless of its nationality or residency, from the sale, conversion or other disposition of the notes or from the sale or other disposition of shares of common stock, so long as our assets are held, and our activities are conducted, entirely outside of Panama.

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                          MATERIAL ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase and ownership of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements (including Archer MSA accounts and Coverdell education savings accounts) that are subject to Section 4975 of the Code or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

GENERAL FIDUCIARY MATTERS

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA plan") and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of such ERISA plan.

      In considering an investment in the notes of a portion of the assets of any plan, a fiduciary should determine whether the investment in the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law.

PLAN ASSETS ISSUES

      Under a "look-through" rule set forth in the Department of Labor's plan asset regulations (29 C.F.R. 2510.3-101), a pro rata portion of the assets of an entity will be treated as "plan assets" of any ERISA plan that acquires an equity interest in such entity unless an exception applies. Among others, there are exceptions that provide that such look-through rule does not apply to "operating companies" or "publicly offered securities," in each case as described in such plan asset regulations, and the issuer believes it presently qualifies as an "operating company" and its outstanding shares of common stock currently qualify as "publicly offered securities," although no assurances can be given in this regard. Further, it is anticipated that the issuer will continue to qualify as an "operating company" and/or that the common stock issuable upon conversion of the notes will constitute "publicly offered securities," although no assurances can be given in this regard.

PROHIBITED TRANSACTION ISSUES

      Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving plan assets with persons who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the fiduciary of the ERISA plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      The purchase and/or holding of the notes by an ERISA plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, and the conversion of the notes by an ERISA plan with respect to which we are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under
Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired, held and converted in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the purchase, holding and conversion of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

      In addition, the issuer is a party in interest and disqualified person with respect to plans directly covering employees of the issuer or any subsidiary thereof, but the issuer is not aware that it provides services to or is otherwise a "party in interest" or "disqualified person" with respect to any other plans. However, the issuer does not monitor whether the persons to which it provides services are

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

plans, and accordingly there are no assurances that the issuer might not be a party in interest or disqualified person subject to the prohibited transaction provisions of ERISA or Section 4975 of the Code with respect to any plans besides those plans directly covering its own employees or those of its subsidiaries. Fiduciaries and other persons considering the purchase of notes with the assets of any plan should determine whether the issuer is or is likely to become a party in interest or disqualified person with respect to such plan.

      Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" or any plan, unless such purchase and holding and any conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

REPRESENTATION

      Accordingly, because of the potential prohibited transaction exposures described above, by acceptance of the notes (or any interest therein), each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold its interest in the notes constitutes assets of any plan or (ii) the acquisition and holding of the notes (or any interest therein) and any conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws.

GOVERNMENTAL AND CHURCH PLANS

      Governmental plans, some church plans and non-U.S. plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, may be subject to federal, state or other laws that are very similar to such provisions of ERISA and the Code. If you are a fiduciary of a governmental plan, church plan or non-U.S. plan, you should consult with counsel before purchasing any notes.

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

                              PLAN OF DISTRIBUTION

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

      - on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

      -     in the over-the-counter market;

      - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      - through the writing of options, whether the options are listed on an options exchange or otherwise; or

      -     through the settlement of short sales.

      In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock issuable upon conversion of the notes in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock issuable upon conversion of the notes short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed on the New York Stock Exchange. We do not intend to list the notes for trading on the New York Stock Exchange, any other national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

      In order to comply with the securities laws of some states, if applicable, the notes and common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Selling securityholders that are broker-dealers and underwriters, broker-dealers or other agents that participate in the sale of the notes and common stock issuable upon conversion of the notes are "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      The selling securityholders who are affiliates of broker-dealers have confirmed that they purchased the notes in the ordinary course of business and, at the time of purchase, had no agreement or understandings, directly or indirectly with any person to distribute the notes or the common stock issuable upon conversion of the notes.

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

      The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, which may limit the timing of purchases and sales of any of the notes by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the particular notes being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

      In March and April 2004, we issued and sold the notes to the initial purchasers in transactions exempt under Section 4(2) of the Securities Act, and the initial purchasers subsequently resold them to persons reasonably believed to be qualified institutional buyers in a transaction exempt from registration in reliance on Rule 144A of the Securities Act. To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and Willbros and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock. We estimate that our share of the total expenses of this offering will be approximately $100,000.

      The initial purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us. The initial purchasers have received customary fees and commissions for these transactions.

      An affiliate of Credit Lyonnais Securities (USA) Inc. acted as lead arranger for our senior secured credit facility. An affiliate of CIBC World Markets Corp. and JPMorgan Chase Bank, the trustee for the notes, are also lenders under our senior secured credit facility. An affiliate of Credit Lyonnais Securities (USA) Inc. also acted as lead arranger and joint book runner, and an affiliate of CIBC World Markets Corp. acted as joint lead arranger and joint book runner, for our prior senior secured credit facility which was repaid using a portion of the net proceeds from the private placements of the notes. In addition, JPMorgan Chase Bank is serving as the trustee for the notes and will receive customary fees and expense reimbursements in connection therewith.

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

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                                AND OTHER FACTORS

      Some of the statements contained or incorporated by reference in this prospectus and the documents to which we refer you are forward-looking statements within the meaning of the federal securities laws.

      These forward-looking statements address activities, events or developments that we expect or anticipate will or may occur in the future, including, among others, the following:

      - the amount and nature of future capital expenditures by our customers;

      -     oil, gas and power prices;

      -     demand for our services;

      -     the amount and nature of future investments by governments;

      - expansion and other development trends of the oil, gas and power industries;

      -     the business strategy of our customers; and

      -     expansion and growth of our business and operations.

      Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

      - curtailment of capital expenditures in the oil, gas and power industries;

      -     political or social circumstances impeding the progress of our work;

      -     the timely award of one or more projects;

      -     cancellation of projects;

      -     inclement weather;

      -     project cost overruns and unforeseen schedule delays;

      - failing to realize cost recoveries from projects completed or in progress within a reasonable period after completion of the relevant project;

      - identifying and acquiring suitable acquisition targets on reasonable terms;

      -     obtaining adequate financing;

      -     the demand for energy diminishing;

      - downturns in general economic, market or business conditions in our target markets;

      - changes in the effective tax rate in countries where the work will be performed;

      -     changes in laws or regulations;

      -     our ability to manage insurable risk at an affordable cost; and

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

      -     other factors, most of which are beyond our control.

      Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, will have the consequences for, or effects on, our business and operations that we anticipate today. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus and the documents that we incorporate by reference, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

      We have agreed that if, at any time that the notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act (File No. 1-11953), which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Current Reports furnished under Items
2.02 or 7.01 of Form 8-K), until the offering of the notes and the common stock issuable upon conversion of the notes is completed:

      - our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

      - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

      - our Current Reports on Form 8-K filed on March 4, 2004, March 5, 2004, April 14, 2004 and August 25, 2004;

      - the description of our common stock contained in our registration statement on Form 8-A, dated July 19, 1996, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

      - the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, dated April 9, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.


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

      You may request a copy of these filings and of the form of the indenture, notes and registration rights agreement at no cost, by contacting us at:

Willbros USA, Inc.
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
Attention: Investor Relations
(713) 403-8000

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

                                  LEGAL MATTERS

      The validity of the shares of common stock issuable upon the conversion of the notes offered hereby and certain Panamanian income tax matters will be passed upon for us by Arias, Fabrega & Fabrega, Panama City, Panama. Certain United States federal income tax matters will be passed upon for us by our special United States tax counsel, Sidley Austin Brown & Wood LLP, Los Angeles, California. The validity of the notes offered hereby will be passed upon for us by Conner & Winters, P.C., Tulsa, Oklahoma.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and our financial statement schedule as of December 31, 2003 and for each of the years in the three-year period then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering our December 31, 2001 and 2002 consolidated financial statements refers to our adoption of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets in 2001 and our adoption of the remaining provisions of SFAS No. 142 in 2002.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                        UNDER THE FEDERAL SECURITIES LAWS

      We are a corporation organized under the laws of the Republic of Panama. In addition, our counsel, Arias, Fabrega & Fabrega, who will issue opinions for us regarding the validity of the shares of common stock issuable upon the conversion of the notes offered hereby and certain Panamanian income tax matters, is a law firm located in Panama City, Panama. Accordingly, it may not be possible to effect service of process on such parties in the United States and to enforce judgments against them predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us may not be fully collectible in the United States. We have been advised by Arias, Fabrega & Fabrega that courts in the Republic of Panama will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. However, courts in the Republic of Panama will not enforce in original actions liabilities predicated solely on the United States federal securities laws. Our agent for service of process in the United States with respect to matters arising under the United States federal securities laws is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

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